Exhibit 10.5

CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
and
GOLDMAN SACHS BANK USA
as Joint Lead Arrangers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
and
GOLDMAN SACHS BANK USA
as Joint Book Runners,

JPMORGAN CHASE BANK, N.A.
and
GOLDMAN SACHS BANK USA,
as Co-syndication Agents,

THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,

THE MANITOWOC COMPANY, INC.,
MANITOWOC CRANES, LLC
and
GROVE U.S. L.L.C.
as US Borrowers

and

MANITOWOC CRANE GROUP GERMANY GMBH
as German Borrower

Dated as of March 3, 2016

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate (to show separate calculations for German Borrowing Base and US Borrowing Base)
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit N-1	Form of Non-Base Rate Notice
Exhibit P-1	Form of Perfection Certificate
Schedule A-1	Agent’s German Accounts
Schedule A-2	Agent’s US Account
Schedule A-3	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	German Designated Accounts
Schedule D-2	US Designated Account
Schedule E-1	Eligible Inventory and Equipment Locations (locations for German Borrower and US Loan Parties to be listed separately)
Schedule E-2	Eligible Real Property
Schedule E-3	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule S-1	Specified Cranes
Schedule 1.1	Definitions
Schedule 2.11(n)	Foreign Lines LCs
Schedule 3.1	Conditions Precedent
Schedule 3.6	Post-Closing Covenants
Schedule 4.1(b)	Capitalization of Loan Parties
Schedule 4.1(c)	Capitalization of Loan Parties’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.10	Employee Benefits
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.24	Location of Inventory
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of March 3, 2016, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, JPMORGAN CHASE BANK, N.A., a national banking association, and GOLDMAN SACHS BANK USA, a New York State-chartered bank, as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the “Joint Lead Arrangers”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, JPMORGAN CHASE BANK, N.A., a national banking association, and GOLDMAN SACHS BANK USA, a New York State-chartered bank, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the “Joint Book Runners”), JPMORGAN CHASE BANK, N.A., a national banking association, and GOLDMAN SACHS BANK USA, a New York State-chartered bank, as co-syndication agents (in such capacity, together with their successors and assigns in such capacity, the “Co-syndication Agents”), THE MANITOWOC COMPANY, INC., a Wisconsin corporation (“Parent”), MANITOWOC CRANES, LLC, a Wisconsin limited liability company (“Cranes”), GROVE U.S. L.L.C., a Delaware limited liability company (“Grove”; Parent, Cranes and Grove are collectively, the “US Borrowers” and individually, a “US Borrower”), and MANITOWOC CRANE GROUP GERMANY GMBH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (“German Borrower”; US Borrowers and German Borrower are collectively, the “Borrowers” and individually, a “Borrower”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lenders and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions before such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to “law” means all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, by-laws, ordinances, decrees, codes and administrative or judicial or arbitral or administrative or ministerial or departmental or regulatory precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds in the Applicable Currency of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fees and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization in the Applicable Currency, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization in the Applicable Currency, (d) the receipt by Agent of cash collateral in the Applicable Currency in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds in the Applicable Currency of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5. Construction – German Terms. In this Agreement, where it relates to a German Loan Party or if applied by a German court with respect to a German law governed Loan Document, a reference to:

(a) gross negligence includes grobe Fahrlässigkeit;

(b) negligence includes Fahrlässigkeit;

(c) a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), and, in general, any right in rem created for the purpose of granting security;

(d) a winding-up, administration or dissolution (and any of those terms) includes a German entity being declared bankrupt (insolvent) or dissolved (ausfgelöst);

(e) any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung); and

(f) an administrator includes an Insolvenzverwalter or insolvency trustee (Sachwalter).

1.6. Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois, on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.7. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.8. Exchange Rates; Currency Equivalents; Applicable Currency.

(a) For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Revolving Loans, Letters of Credit, other Obligations and other references to amounts denominated in a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Revolving Loans, Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Revolving Loans, Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof. Without limiting the foregoing, for purposes of determining compliance with any incurrence or expenditure tests set forth in the Loan Documents (including Sections 5, 6 and 7 of this Agreement), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as determined in accordance with the terms of this Agreement) as in effect on the date of such incurrence or expenditure (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as determined in accordance with this Agreement) as in effect on the date of the most recent incurrence or expenditures made).

(b) Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan or Letter of Credit is denominated in Euros, such amount shall be the relevant Euro equivalent of such Dollar amount (rounded to the nearest Euro, with 0.5 of a unit being rounded upward).

2.	LOANS AND TERMS OF PAYMENT.

2.1. Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender with a US Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars (“US Revolving Loans”) to US Borrowers from time to time so long as the outstanding amount of US Revolving Loans (including US Swing Loans) does not exceed the lesser of:

(i) such Lender’s US Revolver Commitment (less the Pro Rata Share of such Lender (and any Foreign Lender Affiliate of such Lender) of the Dollar Equivalent of the German Revolver Usage at such time), and

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (x) the US Letter of Credit Usage at such time, plus (y) the Dollar Equivalent of the German Revolver Usage at such time, and

(B) the amount equal to the US Borrowing Base as of such date (based upon the US Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less the US Letter of Credit Usage at such time.

(b) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender with a German Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars or Euros (as selected by Administrative Borrower) (“German Revolving Loans”) to German Borrower from time to time so long as the outstanding amount of German Revolving Loans (including German Swing Loans) does not exceed the Dollar Equivalent of the lesser of:

(i) such Lender’s German Revolver Commitment, and

(ii) such Lender’s Pro Rata Share of an amount equal to the least of:

(A) the amount equal to (1) the German Maximum Revolver Amount less (2) the German Letter of Credit Usage at such time,

(B) the amount equal to the German Borrowing Base as of such date (based upon the German Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less the German Letter of Credit Usage at such time, and

(C) the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (x) the German Letter of Credit Usage at such time plus (y) the US Revolver Usage at such time.

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(d) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Inventory and Fixed Asset Reserves, Bank Product Reserves, the German Insolvency Administrator Reserves and other Reserves against the US Borrowing Base, the German Borrowing Base, the German Maximum Revolver Amount or the Maximum Revolver Amount. The amount of any Inventory and Fixed Asset Reserve, Bank Product Reserve, German Insolvency Administrator Reserve or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and then maintained. Agent shall provide Administrative Borrower with at least 1 Business Day’s prior notice of the implementation of any new reserve (it being understood, however, that if the implementation of the of such reserve would result in an Overadvance after giving effect to any requested Revolving Loan or Letter of Credit, notwithstanding anything contained herein to the contrary, Lenders (including Issuing Lenders) shall have no obligation to make such Revolving Loan or issue such Letter of Credit during such 1 Business Day period). In addition to the foregoing, at all times until the Other Credit Facilities Reserve Release Date, the Other Credit Facilities Reserve shall be maintained against the Maximum Revolver Amount (but not against the US Borrowing Base, the German Borrowing Base, or the German Maximum Revolver Amount).

(e) Anything to the contrary in this Section 2.1 notwithstanding, at no time shall the sum of the US Revolver Usage and the Dollar Equivalent of the German Revolver Usage exceed the Maximum Revolver Amount and at no time shall the Dollar Equivalent of the German Revolver Usage exceed the German Maximum Revolving Amount.

(f) Each Lender that has a German Revolver Commitment may, at its option, make any German Revolving Loan available to German Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that (w) any such election by a Lender shall not affect such Lender’s rights and obligations with respect to its Revolver Commitments, and the Loan Parties, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, (x) any exercise of such option shall not affect the obligation of German Borrower to repay such German Revolving Loan in accordance with the terms of this Agreement, (y) for all purposes of this Agreement and the other Loan Documents, any such German Revolving Loan shall be deemed to have been made by the applicable Lender (and not such foreign or domestic branch or Affiliate thereof) and all payments of interest, principal and other amounts payable hereunder or under any other Loan Document in respect thereof may be paid by Borrower and/or Agent to the applicable Lender and not any such foreign or domestic branch or Affiliate, and (z) no such foreign or domestic branch or Affiliate of such Lender shall have any voting rights or other rights in its capacity as such under this Agreement.

2.2. [Reserved].

2.3. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing of Base Rate Loans shall be made by a written request by an Authorized Person delivered to Agent and received by Agent (i) no later than 10:00 a.m. on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan (or no later than 10:00 a.m. London time in the case of a German Swing Loan), and (ii) no later than 10:00 a.m. (or no later than 4:00 p.m. London time in the case of a Borrowing by the German Borrower Group) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing and whether such Borrowing is for the account of the US Borrower Group or the German Borrower Group (and if for the German Borrower Group, whether in Dollars or Euros), and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than the times set forth above. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. Borrowings for the account of the US Borrower Group shall be denominated in Dollars and Borrowings for the account of the German Borrower Group shall be denominated in Dollars or Euros (as selected by Administrative Borrower). Requests for Non-Base Rate Loans will also be subject to Section 2.12.

(b) Making of Swing Loans. In the case of a request for a Swing Loan by a Borrower Group and so long as the Dollar Equivalent of the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed 10% of the Maximum Revolver Amount, the Applicable Swing Lender shall make a Revolving Loan for the account of such Borrower Group (any such Revolving Loan made by US Swing Lender pursuant to this Section 2.3(b) being referred to as a “US Swing Loan” and all such US Revolving Loans by US Swing Lender being referred to as “US Swing Loans” and any such Revolving Loans made by German Swing Lender pursuant to this Section 2.3(b) being referred to as a “German Swing Loan” and all such German Revolving Loans by German Swing Lender being referred to as “German Swing Loans”) available to such Borrower Group on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the applicable Designated Account. Each Swing Loan for the account of a Borrower Group shall be deemed to be a Revolving Loan hereunder for the account of such Borrower Group and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans for the account of such Borrower Group, except that all payments (including interest) on any Swing Loan for the account of a Borrower Group shall be payable to the Applicable Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), no Swing Lender shall make or be obligated to make any Swing Loan for the account of a Borrower Group if such Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed

Availability with respect to such Borrower Group on such Funding Date. Swing Lenders shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans for the account of a Borrower Group shall bear interest at the rate applicable from time to time to Revolving Loans of such Borrower Group that are Floating Rate Loans. German Swing Loans may be in Dollars or Euros as selected by Administrative Borrower.

(c) Making of Revolving Loans.

(i) Upon receipt of a timely request for a Borrowing by a Borrower Group pursuant to Section 2.3(a) which is not a Swing Loan, Agent shall notify the Applicable Lenders by telecopy, telephone, email or other electronic form of transmission, of the requested Borrowing with such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Agent has notified the Applicable Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Applicable Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent’s US Account or Agent’s German Account, as applicable, not later than 10:00 a.m. (or 1:00 p.m. London time in the case of a Borrowing for the German Borrower Group) on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans for the account of a Borrower Group from the Applicable Lenders, Agent shall make the proceeds thereof available to such Borrower Group on the applicable Funding Date by transferring immediately available funds in the Applicable Currency equal to such proceeds received by Agent to the US Designated Account or German Designated Account, as applicable; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing for a Borrower Group would exceed the Availability with respect to such Borrower Group on such Funding Date.

(ii) With respect to any Borrowing, unless Agent receives notice from a Lender prior to 9:30 a.m. (or 9:30 a.m. London time in the case of a Borrowing for the German Borrower Group) on the Business Day that is the requested Funding Date that such Lender will not make its Pro Rata Share of a such Borrowing as and when required hereunder by Agent, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds in the Applicable Currency on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make a corresponding amount available to such Borrower Group. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds in the Applicable Currency with respect to a Borrowing for a Borrower Group and if Agent has made available to such Borrower Group such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of such Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent’s Applicable Account, no later than 10:00 a.m. (or 2:00 p.m. London time in the case of a Borrowing for the German Borrower Group) on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds in the Applicable Currency as and when required hereby and if Agent has made available to the US Borrower Group or the German Borrower Group, as applicable, such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the applicable Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent demonstrable error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s US Revolving Loans or German Revolving Loans, as applicable, for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, US Borrowers (in the case of US Revolving Loans) and German Borrower (in the case of German Revolving Loans) shall pay such amount in the Applicable Currency to Agent, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate then applicable to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make US Revolving Loans to, or for the benefit of, the US Borrower Group, and/or German Revolving Loans to, or for the benefit of, the German Borrower Group, in each case, on behalf of the Applicable Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate Dollar Equivalent of all Protective Advances outstanding at any one time shall not exceed 10% of the Maximum Revolver Amount (unless Required Lenders in their sole discretion elect to exceed such amount).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or the Applicable Swing Lender, as applicable, and either Agent or the Applicable Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make US Revolving Loans (including US Swing Loans) to the US Borrower Group and German Revolving Loans (including German Swing Loans) to the German Borrower Group notwithstanding that an Overadvance exists or would be created thereby, so long as (A) with respect to any such US Revolving Loans, (i) after giving effect to any such US Revolving Loans, the outstanding US Revolver Usage does not exceed the US Borrowing Base by more than 10% of the Maximum Revolver Amount (unless Required Lenders in their sole discretion elect to exceed such amount), and (ii) after giving effect to such US Revolving Loans, the sum of the outstanding US Revolver Usage (excluding amounts charged to the Loan Account of the US

Borrower Group for interest, fees, or Lender Group Expenses) and the Dollar Equivalent of the German Revolver Usage (except for and excluding amount charged to the Loan Account of the German Borrower Group for interest, fees and Lender Group Expenses) does not exceed the Maximum Revolver Amount (unless all of the Lenders in their sole discretion elect to exceed such amount), and (B) with respect to any such German Revolving Loans, (i) after giving effect to such German Revolving Loans, the outstanding Dollar Equivalent of the German Revolver Usage does not exceed the German Borrowing Base by more than 10% of the German Maximum Revolver Amount (unless Required Lenders in their sole discretion elect to exceed such amount), and (ii) after giving effect to such German Revolving Loans, the outstanding Dollar Equivalent of the German Revolver Usage (except for and excluding amounts charged to the Loan Account of the German Borrower Group for interest, fees, or Lender Group Expenses) does not exceed the German Maximum Revolver Amount (unless all of the Lenders in their sole discretion elect to exceed such amount). In the event Agent obtains actual knowledge that the Revolver Usage of a Borrower Group exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Required Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within 90 days, the outstanding principal amount of the Revolving Loans to such Borrower Group to an amount permitted by the immediately preceding sentence. In such circumstances, if any Revolving Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be determined by the Required Lenders. Each Revolving Lender shall be obligated to make Revolving Loans in accordance with Section 2.3 in, or settle Overadvances made by Agent with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for, the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the applicable Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) for the account of a Borrower Group shall be deemed to be a Revolving Loan hereunder for the account of such Borrower Group. No Extraordinary Advance shall be eligible to be a Non-Base Rate Loan. Prior to Settlement with respect to Extraordinary Advances, all payments on the Extraordinary Advances, including interest thereon, shall be payable to Agent solely for its own account. The Extraordinary Advances for the account of the US Borrower Group shall be repayable on demand and bear interest at the rate applicable from time to time to US Revolving Loans that are Floating Rate Loans, and the Extraordinary Advances for the account of the German Borrower Group shall be repayable on demand and bear interest at the rate applicable from time to time to German Revolving Loans that are Floating Rate Loans.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed 10% of the Maximum Revolver Amount (unless Required Lenders in their sole discretion elect to exceed such amount). For the avoidance of doubt, nothing in this Section 2.4(d) shall require any Lender to advance US Revolving Loans in excess of such Lender’s US Revolver Commitment (less the Pro Rata Share of such Lender (or any Foreign Lender Affiliate of such Lender) of the Dollar Equivalent of the German Revolver Usage at such time) or to advance German Revolving Loans in excess of such Lender’s German Revolver Commitment.

(v) The foregoing provisions of this Section 2.3(d) are meant for the exclusive benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e).

(e) Settlement. It is agreed that each Lender’s funded portion of (i) the US Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding US Revolving Loans and (ii) the German Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding German Revolving Loans. Such agreement notwithstanding, Agent, Swing Lenders, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including the Swing Loans and the Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of the Applicable Swing Lender, with respect to the outstanding Swing Loans made by such Applicable Swing Lender, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Loan Parties’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (or 2:00 p.m. London time in the case of a Settlement of German Obligations) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the account of the applicable Borrower Group for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans made by an Applicable Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of such Revolving Loans as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (or 2:00 p.m. London time in the case of a Settlement with respect to the German Obligations) on the Settlement Date, transfer in immediately available funds in the Applicable Currency to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement

Date, its Pro Rata Share of the US Revolving Loans and the German Revolving Loans, as applicable, and (z) if the amount of the Revolving Loans for the account of a Borrower Group made by an Applicable Lender is less than such Lender’s Pro Rata Share of such Revolving Loans as of a Settlement Date, such Lender shall no later than 12:00 p.m. (or 2:00 p.m. London time in the case of a Settlement with respect to the German Obligations) on the Settlement Date transfer in immediately available funds in the Applicable Currency to Agent’s Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans and German Revolving Loans. Such amounts made available to Agent by an Applicable Lender with respect to a Borrower Group under clause (z) of the immediately preceding sentence shall be applied first against the amount of Extraordinary Advances for the account of such Borrower Group and then to Swing Loans for the account of such Borrower Group. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover such amount for its account, on demand from such Lender, together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the applicable Revolving Loans is less than, equal to, or greater than such Lender’s Pro Rata Share of the applicable Revolving Loans as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments applicable to such Obligations actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Extraordinary Advances for the account of Agent or Swing Loans for the account of a Swing Lender are outstanding, may pay over to Agent or such Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the applicable Revolving Loans, for application to such Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans for the account of a Borrower Group are outstanding, may pay over to the Applicable Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans for such Borrower Group, for application to the Applicable Swing Lender’s Pro Rata Share of such Revolving Loans. If, as of any Settlement Date, payments or other amounts of Loan Parties received since the then immediately preceding Settlement Date have been applied to the Applicable Swing Lender’s Pro Rata Share of Revolving Loans other than to its Swing Loans, as provided for in the previous sentence, the Applicable Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Applicable Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of such Revolving Loans. During the period between Settlement Dates, the Applicable Swing Lender with respect to Swing Loans by such Swing Lender, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by such Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing in the Applicable Currency the principal amount and stated interest of the US Revolving Loans and German Revolving Loans owing to each Lender, and the interests therein of each Lender, and such register shall, absent demonstrable error, conclusively be presumed to be accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer, Agent shall transfer any such proceeds of Collateral or payments pertaining to or securing the Obligations of a Borrower Group, (i) first, to Agent, to the extent of any Extraordinary Advances for the account of the such Borrower Group that were made by Agent and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the Applicable Swing Lender to the extent of any Swing Loans that were made by it to such Borrower Group and that were required to be, but were not, paid by the Defaulting Lender, (iii) third, to the Applicable Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement made by it that was required to be, but was not, paid by the Defaulting Lender, (iv) fourth, to the Non-Defaulting Lenders ratably in accordance with their Revolver Commitments relating to such Borrower Group (but, in each case, only to the extent that a Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (v) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of such Borrower Group (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (vi) sixth, from and after the date on which all other Obligations of such Borrower Group have been paid in full, to such Defaulting Lender in accordance with tier (A)(13) of Section 2.4(b)(ii) in the case of the US Borrower Group and in accordance with tier (B)(12) of Section 2.4(b)(ii) in the case of the German Borrower Group. Subject to the foregoing, Agent may hold and, in its discretion, re-lend to the applicable Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fees payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Lenders, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to the applicable Borrower). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Lenders, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender and the Commitments of any Foreign Lender Affiliate of such Defaulting Lender, any such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such any substitute Lender, the Defaulting Lenders shall have no right to refuse to be replaced hereunder, and agree to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agree that they shall be deemed to have executed and delivered such document if they fail to do so) subject only to being paid its share of the outstanding Obligations (other than contingent Obligations and Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitments of such Defaulting Lenders shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s applicable Swing Loan Exposure and applicable Letter of Credit Exposure shall be reallocated among the applicable Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ US Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure with respect to the US Borrower Group does not exceed the amount by which the total of all Non-Defaulting Lenders’ US Revolver Commitments exceed the Dollar Equivalent of the German Revolver Usage, (y) the sum of the Dollar Equivalent of all Non-Defaulting Lenders’ German Revolver Usage plus such Defaulting Lender’s, Swing Loan Exposure and Letter of Credit Exposure with respect to the German Borrower Group does not exceed the total of all Non-Defaulting Lenders’ German Revolver Commitments, and (z) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrower Group shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s applicable Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s applicable Letter of Credit Exposure

(after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also an Issuing Lender;

(C) if the applicable Borrower Group cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), such Borrower Group shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the applicable Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ applicable Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the applicable Issuing Lender until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Applicable Revolving Lender to a Borrower Group is a Defaulting Lender, the Applicable Swing Lender shall not be required to make any Swing Loan for the account of such Borrower Group and the Applicable Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit for the account of such Borrower Group, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) such Swing Lender or such Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to such Swing Lender or such Issuing Lender, as applicable, and such Borrower Group to eliminate such Swing Lender’s or such Issuing Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Loans or Letters of Credit; and

(G) Agent may release any cash collateral provided by a Borrower Group pursuant to this Section 2.3(g)(ii) to the applicable Issuing Lender and such Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by such Borrower Group in respect of their Letter of Credit Obligations.

(iii) If any Lender with a US Revolver Commitment is a Defaulting Lender, then such Lender shall also be a Defaulting Lender with respect to its German Revolver Commitment, if any, and any Foreign Lender Affiliate of such Lender with a German Revolver Commitment shall be deemed to be a Defaulting Lender; and if any Lender with a German

Revolver Commitment is a Defaulting Lender, then such Lender shall be a Defaulting Lender with respect to its US Revolver Commitment, if any, and any Foreign Lender Affiliate of such Lender with a US Revolver Commitment shall be deemed to be a Defaulting Lender.

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder. For the avoidance of doubt, nothing in this Section 2.3, Section 2.4, or any of the provision of this Agreement, shall be interpreted or applied to require any CFC to guaranty, pledge its assets, or otherwise provide credit support, with respect to an “obligation of a United States person” within the meaning of Section 956(c) of the IRC and the Treasury Regulations promulgated thereunder (taking into account any exceptions provided therein).

2.4. Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by a Borrower Group shall be made to Agent’s Applicable Account for the account of the Applicable Lenders and shall be made in immediately available funds in the Applicable Currency, no later than 1:30 p.m. (or 2:00 p.m. London time for payments to be made to the applicable Agent’s German Account) on the date specified herein. Any payment received by Agent later than 1:30 p.m. (or 2:00 p.m. London time for payments to be made to the applicable Agent’s German Account) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent in respect of a Borrower Group shall be apportioned ratably among the Applicable Lenders (according to the unpaid principal balance of the applicable Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of an Issuing Lender) shall be apportioned ratably among the Applicable Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments to be made hereunder by the US Borrower Group shall be remitted to Agent and all such payments, and all proceeds of Collateral securing US Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the US Revolving Loans outstanding and, thereafter, to the US Borrower Group (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law. Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments in respect of German Obligations to be made hereunder by the German Borrower Group shall be remitted to Agent and all such payments, and all proceeds of Collateral securing German Obligations (other than Collateral also securing US Obligations) received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the German Revolving Loans outstanding and, thereafter, to the German Borrower Group (to be wired to the applicable German Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) All payments in respect of US Obligations and all proceeds of Collateral securing the US Obligations received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents constituting, or in respect of, US Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to Agent under the Loan Documents constituting, or in respect of, US Obligations until paid in full,

(3) third, to pay interest due in respect of all Protective Advances made for the account of the US Borrower Group until paid in full,

(4) fourth, to pay the principal of all Protective Advances made for the account of the US Borrower Group until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents constituting, or in respect of, US Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents constituting, or in respect of, US Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,

(8) eighth, to pay the principal of all US Swing Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the US Revolving Loans (other than Protective Advances made for the account of the US Borrower Group) until paid in full,

(10) tenth, ratably

i. to pay the principal of all US Revolving Loans until paid in full,

ii. to Agent, to be held by Agent, for the benefit of US Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of US Issuing Lender, a share of each Letter of Credit Disbursement made by US Issuing Lender), as cash collateral in an amount up to 105% of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement made by US Issuing Lender as and when such disbursement occurs and, if a Letter of Credit for the account of the US Borrower Group expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof),

iii. up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve with respect to US Loan Parties, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (I) ratably, the Bank Product Providers of Bank Products to US Loan Parties (based on the Bank Product Reserve with respect to US Loan Parties established for each such Bank Product of such Bank Product Provider) up to the amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations of US Loan Parties, and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit (based on the Bank Product Reserve with respect to US Loan Parties established for each such Bank Product) of the Bank Product Providers for Bank Products provided to US Loan Parties, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations of US Loan Parties owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof),

(11) eleventh, to pay any US Obligations arising as a result of any guaranty by a US Loan Party of the German Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty unless the German Revolver Commitments of Lenders to make German Revolving Loans have terminated and the German Obligations have been paid in full),

(12) twelfth, to pay any other US Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations of US Loan Parties, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations of US Loan Parties owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof),

(13) thirteenth, ratably to pay any US Obligations owed to Defaulting Lenders; and

(14) fourteenth, to the US Borrower Group (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(B) All payments in respect of German Obligations and all proceeds of Collateral securing the German Obligations (other than Collateral securing the US Obligations) received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents constituting, or in respect of, the German Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to Agent under the Loan Documents constituting, or in respect of, the German Obligations until paid in full,

(3) third, to pay interest due in respect of all Protective Advances made for the account of the German Borrower Group until paid in full,

(4) fourth, to pay the principal of all Protective Advances made for the account of the German Borrower Group until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents constituting, or in respect of, the German Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents constituting, or in respect of, the German Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the German Swing Loans until paid in full,

(8) eighth, to pay the principal of all German Swing Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the German Revolving Loans (other than Protective Advances made for the account of the German Borrower Group) until paid in full,

(10) tenth, ratably

i. to pay the principal of all German Revolving Loans until paid in full,

ii. to Agent, to be held by Agent, for the benefit of German Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of German Issuing Lender, a share of each Letter of Credit Disbursement made by German Issuing Lender), as cash collateral in an amount up to 105% of the German Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement made by German Issuing Lender as and when such disbursement occurs and, if a Letter of Credit for the account of the German Borrower Group expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof),

iii. up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve with respect to German Loan Parties, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (I) ratably, the Bank Product Providers of Bank Products to German Loan Parties (based on the Bank Product Reserve with respect to German Loan Parties established for each such Bank Product of each such Bank Product Provider) up to the amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations of German Loan Parties, and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit (based on the Bank Product Reserve with respect to German Loan Parties established for each such Bank Product) of the Bank Product Providers for Bank Products provided to German Loan Parties, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations of German Loan Parties owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof),

(11) eleventh, ratably to pay any other German Obligations other than German Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations of German Loan Parties, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations of German Loan Parties owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof),

(12) twelfth, ratably to pay any German Obligations owed to Defaulting Lenders; and

(13) thirteenth, to the German Borrower Group (to be wired to the applicable German Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(vii) Payments from US Loan Parties (including proceeds of Collateral of US Loan Parties) shall be deemed to be in respect of US Obligations and payments from German Loan Parties (including proceeds of Collateral of German Loan Parties) shall be deemed to be in respect of German Obligations. If a payment is from proceeds of Collateral that secures both US Obligations and German Obligations, or is a payment from a Person that is not organized under the laws of the United States or any state thereof but has guaranteed both the US Obligations and the German Obligations, any such payment shall be, so long as no Application Event has occurred and is continuing, as specified by the Borrowers or, if not so specified or if an Application Event has occurred and is continuing, as determined by Agent (and in the absence of such determination, shall be assumed to be a payment in respect of US Obligations until the US Obligations are paid in full). Agent’s determination of whether any particular Lender Group Expenses or indemnities are US Obligations or German Obligations shall be reflected in the monthly statements regarding the Loan Accounts described in Section 2.9 and absent an objection thereto by Borrowers in accordance with the terms of Section 2.9 shall be binding on the parties hereto.

(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the US Revolver Commitments or the German Revolver Commitments, as applicable, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Dollar Equivalent of the applicable Revolver Usage as of such date, plus (B) the Dollar Equivalent of the principal amount of all applicable Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the Dollar Equivalent of the amount of all applicable Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $10,000,000 (unless the applicable Revolver Commitments are being reduced to zero and the amount of the applicable Revolver Commitments in effect immediately prior to such reduction are less than $10,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the applicable Revolver Commitments may not be increased. Each such reduction of the applicable Revolver Commitments shall reduce the applicable Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. Notwithstanding the foregoing, Borrowers may not reduce any US Revolver Commitments if after giving effect to such reduction the amount of the German Revolver Commitments exceed 33% of the amount of the US Revolver Commitments.

(d) Optional Prepayments. Each Borrower Group may prepay the principal of its Revolving Loans at any time in whole or in part, without premium or penalty.

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, (A) the Revolver Usage for the account of a Borrower Group on such date exceeds (B) the Borrowing Base applicable to such

Borrower Group reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then such Borrower Group shall promptly, but in any event within 1 Business Day, prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(ii) Dispositions. Within 3 Business Days of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Loan Party of assets (including casualty losses or condemnations but excluding (x) sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (p) or (q) of the definition of Permitted Dispositions, (y) sales or dispositions of any assets that constitute Eligible Equipment of US Loan Parties or Eligible Real Property of US Loan Parties but only if at the time of such sale or disposition the US Fixed Asset Sub-Line Amount is greater than zero, and (z) sales or dispositions of any assets that constitute Eligible Equipment of German Borrower but only if at the time of such sale or disposition the German Fixed Asset Sub-Line Amount is greater than zero), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of the applicable Loan Party, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Loan Party, as applicable, completes such replacement, purchase, or construction within 270 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii). Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts. Within 3 Business Days of the date of receipt by any Loan Party of any Extraordinary Receipts in excess of $20,000,000 in the aggregate for all Loan Parties in any given fiscal year, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv) Indebtedness. Within 3 Business Days of the date of incurrence by any Loan Party of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v) [Reserved].

(vi) Dispositions of Eligible Equipment or Eligible Real Property. So long as the US Fixed Asset Sub-Line Amount is greater than zero, within 3 Business Days of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Loan Party of US Eligible Equipment or US Eligible Real Property (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (e) or (n) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(iii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions. So long as the German Fixed Asset Sub-Line Amount is greater than zero, within 3 Business Days of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by German Borrower of German Eligible Equipment (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (e) or (n) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(iii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions. Nothing contained in this Section 2.4(e)(vi) shall permit any Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans for the account of the applicable Borrower Group until paid in full, and second, to cash collateralize the Letters of Credit issued for the account of such Borrower Group in an amount equal to 105% of the then outstanding Letter of Credit Usage for such Borrower Group, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(ii) Each prepayment pursuant to Section 2.4(e)(ii) as a result of a sale or disposition by a US Loan Party, Section 2.4(e)(iii) as a result of Extraordinary Receipts by a US Loan Party, or Section 2.4(e)(iv) as a result of issuance of Indebtedness by a US Loan Party, shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Revolving Loans, until paid in full, and second, to cash collateralize the Letters of Credit for the account of US Borrower Group in an amount equal to 105% of the then outstanding US Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each prepayment pursuant to Section 2.4(e)(ii) as a result of a sale or disposition by a German Loan Party, Section 2.4(e)(iii) as a result of receipt of Extraordinary Receipts by a German Loan Party, or Section 2.4(e)(iv) as a result of an issuance of Indebtedness by a German Loan Party, shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the German Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit for the account of the German Borrower Group in an amount equal to 105% of the then outstanding German Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(iii) Each prepayment pursuant to Section 2.4(e)(vi) as a result of the sale of disposition of Eligible Equipment of a Loan Party or Eligible Real Property of a Loan Party shall be applied (x) if such Loan Party is a US Loan Party (A) so long as no Application Event shall have occurred and be continuing, first, to the outstanding principal amount of the US Revolving Loans, until paid in full, and second, to cash collateralize the Letters of Credit issued for the account of the US Borrower Group in an amount equal to 105% of the then outstanding US Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii), and (y) if such Loan Party is German Borrower, (A) so long as no Application Event shall have occurred and be continuing, first, to the outstanding principal amount of the German Revolving Loans, until paid in full, and second, to cash collateralize the Letters of Credit issued for the account of the German Borrower Group in an amount equal to 105% of the then outstanding German Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). In addition, in connection with each such prepayment pursuant to Section 2.4(e)(vi) as a result of the sale or disposition Eligible Equipment of a Loan Party, the Applicable Fixed Asset Sub-Line Amount shall be reduced in an amount equal to the Net Cash Proceeds of such Eligible Equipment sold or disposed of that results in such prepayment; provided, that with respect to such reduction, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of such Loan Party’s intention to apply the monies received from the sale or disposition of such Eligible Equipment to the purchase of like Equipment that will constitute Eligible Equipment of such Loan Party, upon receipt of an appraisal to determine the Net Orderly Liquidation Value (with respect to such Eligible Equipment), (C) such Loan Party completes such purchase within 180 days after the initial receipt of such monies, (D) the aggregate Net Cash Proceeds in respect of Eligible Equipment so reinvested in any fiscal year does not exceed $3,500,000 in the aggregate for all Loan Parties, and (E) Borrowers provide to Agent a certificate certifying compliance with clauses (A) through (D) above, the Applicable Fixed Asset Sub-Line Amount shall, upon receipt of such appraisals, be increased by the lesser of (1) 85% of the Net Orderly Liquidation Value of such Eligible Equipment acquired pursuant to the proviso of this clause (iii) and (2) the aggregate amount of reduction of the Applicable Fixed Asset Sub-Line Amount resulting from such prepayment.

(iv) No prepayment applied to the Revolving Loans or to cash collateralize Letter of Credit Usage under Section 2.4(f)(i), (ii) or (iii) shall result in a reduction in the Maximum Revolver Amount or German Maximum Revolver Amount; provided, that (x) if an Event of Default exists, Required Lenders may elect for any such prepayment applied to US Obligations to result in a permanent reduction of the Maximum Revolver Amount and for any such prepayment applied to the German Obligations to result in a permanent reduction of both the German Maximum Revolver Amount and the Maximum Revolver Amount, and (y) if a corresponding permanent reduction in the Maximum Revolver Amount is required by the Notes

Indenture or is required to be made under the Notes Indenture to avoid a requirement for Parent to make a mandatory offer to prepay the Notes Obligations with such proceeds, Administrative Borrower shall notify Agent and such prepayment shall result in a corresponding permanent reduction of the Maximum Revolver Amount unless otherwise agreed by Agent and Required Lenders in their sole discretion.

2.5. Promise to Pay; Promissory Notes.

(a) Each Borrower Group agrees to pay the Lender Group Expenses owing by such Borrower Group on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Each Borrower Group promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by such Borrower Group in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, the applicable Borrower Group shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to the applicable Borrower Group. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c),

(i) all US Revolving Loans, and all other US Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account of the US Borrower Group pursuant to the terms hereof, shall bear interest as follows:

(A) if the relevant US Obligation is a Non-Base Rate Loan, at a per annum rate equal to the LIBOR Rate (for deposits in Dollars) plus the Non-Base Rate Margin, and

(B) otherwise, at a per annum rate equal to the US Base Rate plus the Floating Rate Margin; and

(ii) all German Revolving Loans, and all other German Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account of the German Borrower Group pursuant to the terms hereof, shall bear interest as follows:

(A) if the relevant German Obligation is a Non-Base Rate Loan in Euros, at a per annum rate equal to the LIBOR Rate (for deposits in Euros) plus the Non-Base Rate Margin,

(B) if the relevant German Obligation is a Non-Base Rate Loan in Dollars, at a per annum rate equal to the LIBOR Rate (for deposits in Dollars) plus the Non-Base Rate Margin, and

(C) otherwise, at a per annum rate equal to the German Floating Rate plus the Non-Base Rate Margin.

(b) Letter of Credit Fee. Each Borrower Group shall pay Agent (for the ratable benefit of the Applicable Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k), as applicable) that shall accrue at a per annum rate equal to the Non-Base Rate Margin multiplied by the Letter of Credit Usage in respect of which such Borrower Group is the account party.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i) all Loans, and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Each Borrower Group hereby authorizes Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account of such Borrower Group (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans for the account of such Borrower Group hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month for the account of such Borrower Group, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c) and owing by such Borrower Group, (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b) (it being understood that such fee is an obligation of US Borrowers only and may be charged to the Loan Account of the US Borrower Group), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents by such Borrower Group, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) owing by such Borrower Group, (G) as and when incurred or accrued, all other Lender Group Expenses owing by such Borrower Group, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) owing by such Borrower Group. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) so charged to the Loan Account of a Borrower Group shall thereupon constitute Revolving Loans hereunder for the account of such Borrower Group, shall constitute Obligations hereunder of such Borrower Group, and shall initially accrue interest at the rate then applicable to Revolving Loans for the account of such Borrower Group that are Floating Rate Loans (unless and until converted into Non-Base Rate Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided, that Floating Rate Loans (including German Revolving Loans bearing interest at the applicable Floating Rate) shall, in each case, be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year). In the event the Floating Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Floating Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Floating Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the applicable Obligations to the extent of such excess.

2.7. Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds in the Applicable Currency made to Agent’s Applicable Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Applicable Account on a Business Day on or before 1:30 p.m. (or 2:00 p.m. London time in the case of a payment with respect to the German Obligations). If any payment item is received into Agent’s Applicable Account on a non-Business Day or after 1:30 p.m. (or 2:00 p.m. London time in the case of a payment with respect to the German Obligations) on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Account. Each Agent and each Lender is authorized to make the Revolving Loans and each Issuing Lender is authorized to issue Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). US Borrowers agree to establish and maintain the US Designated Account with the US Designated Account Bank and German Borrower agrees to establish and maintain a German Designated Account for Euros and a German Designated Account for Dollars, in each case with the German Designated Bank. Each Designated Account shall be for the purpose of receiving the proceeds of the Revolving Loans requested by such Borrower Group. Proceeds of German Revolving Loans denominated in Dollars shall be made to the German Designated Account for Dollars and German Revolving Loans denominated in Euros shall be made to the German Designated Account for Euros. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the applicable Designated Account.

2.9. Maintenance of Loan Account; Statements of Obligations. With respect to each Borrower Group, Agent shall maintain an account on its books in the name of such Borrower Group (any such account, a “Loan Account”) on which such Borrower Group will be charged with all Revolver Usage for the account of such Borrower Group, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses, of such Borrower Group. In accordance with Section 2.7, the Loan Account of a Borrower Group will be credited with all payments received by Agent for such Borrower Group’s account. Agent shall make available to Borrowers monthly statements regarding the Loan Accounts, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent demonstrable error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10. Fees.

(a) Agent Fees. Each Borrower Group shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees payable by such Borrower Group as set forth in the Fee Letter.

(b) Unused Line Fee. US Borrower Group shall pay to Agent, for the ratable account of the Revolving Lenders with a US Revolver Commitment, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the US Revolver Commitments, less (ii) the average amount of the sum of the US Revolver Usage and the Dollar Equivalent of the German Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c) Field Examination and Other Fees. Each Borrower Group shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of such Borrower Group and any Subsidiaries of such Borrower Group by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of such Borrower Group and any Subsidiaries of such Borrower Group, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess such Person’s business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, no Borrower Group shall be obligated to reimburse Agent for more than 1 field examination, 1 inventory appraisal, 1 equipment appraisal and 1 real property appraisal for such Borrower Group during any calendar year; provided, further, that if US ABL Excess Availability is less than the greater of 5.25% of the Aggregate Maximum Amount and $15,750,000 at any time during the calendar year, Aggregate Excess Availability is less than the greater of 12.5% of the Aggregate Maximum Amount and $37,500,000 at any time during the calendar year, or US Aggregate Excess Availability is less than the greater of 7.5% of the Aggregate Maximum Amount and $22,500,000 at any time during any calendar year, then each Borrower Group shall be obligated to reimburse Agent for an additional field examination, an additional appraisal of inventory, an additional equipment appraisal and an additional real property appraisal during such calendar year. For avoidance of doubt, a field examination of both the US Borrowers and the German Borrower shall count as one field examination and an appraisal of any category of assets of both the US Borrowers and the German Borrower shall count as one appraisal of such category of assets.

2.11. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of a Borrower Group made in accordance herewith, and prior to the Maturity Date, the Applicable Issuing Lender agrees to issue requested Letters of Credit for the account of such Borrower Group. By submitting a request to the Applicable Issuing Lender for the issuance of a Letter of Credit for its account, a Borrower Group shall be deemed to have requested that the Applicable Issuing Lender issue the requested Letter of Credit for the account of such Borrower Group. Each request for the issuance of a Letter of Credit by a Borrower Group, or the amendment, renewal or extension of any outstanding Letter of Credit by a Borrower Group, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to the

Applicable Issuing Lender via telefacsimile or other electronic method of transmission reasonably acceptable to such Issuing Lender and reasonably in advance of the requested date of issuance, amendment, renewal or extension. Each such request shall be in form and substance reasonably satisfactory to the Applicable Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit and, in the case of a Letter of Credit for the account of the German Borrower Group, whether such Letter of Credit will be denominated in Dollars or Euros, (B) the date of issuance, amendment, renewal or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or the Applicable Issuing Lender may require, to the extent that such requirements are consistent with the Issuer Documents that such Issuing Lender generally requests for Letters of Credit in similar circumstances. The Applicable Issuing Lender’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, the Applicable Issuing Lender may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Borrower Group or any of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

(b) No Issuing Lender shall have any obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the US Letter of Credit Usage would exceed $75,000,000 minus the Dollar Equivalent of the German Letter of Credit Usage (provided, that the aggregate US Letter of Credit Usage in respect of Letters of Credit issued to secure Indebtedness of Subsidiaries of Parent that are not US Loan Parties at shall be further subject to the restrictions and limitations set forth in Section 2.11(n)), or

(ii) the US Letter of Credit Usage would exceed the Maximum Revolver Amount less the sum of the outstanding amount of US Revolving Loans and the Dollar Equivalent of the German Revolver Usage, or

(iii) the US Letter of Credit Usage would exceed the US Borrowing Base at such time less the outstanding principal balance of the US Revolving Loans at such time, or

(iv) the Dollar Equivalent of the German Letter of Credit Usage would exceed $10,000,000, or

(v) the Dollar Equivalent of the German Letter of Credit Usage would exceed the German Maximum Revolver Amount less the sum of the Dollar Equivalent of the outstanding amount of German Revolving Loans and the US Revolver Usage, or

(vi) the Dollar Equivalent of the German Letter of Credit Usage would exceed the German Borrowing Base at such time.

(c) In the event there is a Defaulting Lender as of the date of any request by a Borrower Group for the issuance of a Letter of Credit, the Applicable Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Applicable Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate such Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include such Borrower Group cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, no Issuing Lender shall have any obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit or request that such Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, or (C) with respect to any Letter of Credit issued by US Issuing Lender, amounts drawn under such Letter of Credit will or may not be in Dollars and with respect to any Letter of Credit issued by German Issuing Lender, amounts drawn under such Letter of Credit will or may not be in the Applicable Currency.

(d) Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Lender that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by the applicable US Issuing Lender at the request of the US Borrower Group on the Closing Date. Each Letter of Credit requested by a Borrower Group shall be in form and substance reasonably acceptable to the Applicable Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars (in the case of Letters of Credit issued for the account of the US Borrower Group) and Dollars or Euros (in the case of Letters of Credit for the account of the German Borrower Group). If the Applicable Issuing Lender makes a payment under a Letter of Credit issued for the account of a Borrower Group, such Borrower Group shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of such Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Revolving Loan (in the case of a Letter of Credit Disbursement made by US Issuing Lender) and a German

Revolving Loan (in the case of a Letter of Credit Disbursement made by German Issuing Lender), in either case notwithstanding any failure to satisfy any condition precedent set forth in Section 3, and, initially, shall bear interest at the rate then applicable to such Revolving Loans that are Floating Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan for the account of a Borrower Group as provided above, such Borrower Group’s obligation to pay the amount of such Letter of Credit Disbursement to the Applicable Issuing Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from a Borrower Group pursuant to this paragraph, Agent shall distribute such payment to the Applicable Issuing Lender or, to the extent that any applicable Revolving Lenders have made payments pursuant to Section 2.11 to reimburse the Applicable Issuing Lender, then to such Revolving Lenders and the Applicable Issuing Lender as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement with respect to a Letter of Credit issued for the account of a Borrower Group pursuant to Section 2.11, each Revolving Lender with a Commitment to make Revolving Loans to such Borrower Group agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11 in respect of such Letter of Credit Disbursement on the same terms and conditions as if such Borrower Group had requested the amount thereof as a Revolving Loan, and Agent shall promptly pay to the Applicable Issuing Lender the amounts so received by it from such Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) for the account of a Borrower Group and without any further action on the part of the Applicable Issuing Lender or the Applicable Revolving Lenders, the Applicable Issuing Lender shall be deemed to have granted to each Applicable Revolving Lender, and each Applicable Revolving Lender shall be deemed to have purchased, a participation in such Letter of Credit, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of the Applicable Issuing Lender, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made under such Letter of Credit. In consideration and in furtherance of the foregoing, in the event a Borrower Group does not reimburse the Applicable Issuing Lender for a Letter of Credit Disbursement on the date due as provided in this Section 2.11, each Applicable Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Applicable Issuing Lender, such Revolving Lender’s Pro Rata Share of such Letter of Credit Disbursement made by such Issuing Lender, or of any reimbursement payment that is required to be refunded (or that Agent or such Issuing Lender elects, based upon the advice of counsel, to refund) to such Borrower Group for any reason. With respect to a Letter of Credit Disbursement in respect of a Letter of Credit issued for the account of a Borrower Group, each Applicable Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Applicable Issuing Lender, an amount equal to its respective Pro Rata Share of such Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of such Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Applicable Issuing Lender) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower Group agrees to indemnify, defend and hold harmless each Letter of Credit Related Person (to the fullest extent permitted by law) from and against any Letter of Credit Indemnified Costs, and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit for the account of such Borrower Group or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit for the account of such Borrower Group;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration) for the account of such Borrower Group, including any action or proceeding to compel or restrain any presentation or payment under any such Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any such Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit for the account of such Borrower Group;

(v) any unauthorized instruction or request made to the Applicable Issuing Lender in connection with any requested or issued Letter of Credit for the account of such Borrower Group or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any Letter of Credit for the account of such Borrower Group;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of proceeds of any Letter of Credit for the account of such Borrower Group or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties in connection with any Letter of Credit for the account of such Borrower Group other than the Letter of Credit Related Person;

(ix) the Applicable Issuing Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person related to any Letter of Credit for the account of such Borrower Group;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Each Borrower Group hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing by such Borrower Group under this Section 2.11. If and to the extent that the obligations of a Borrower Group under this Section 2.11 are unenforceable for any reason, such Borrower Group agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of the Applicable Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice) for the account of a Borrower Group, regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by such Borrower Group that are caused directly by the Applicable Issuing Lender’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. The Applicable Issuing Lender shall be deemed to have acted with due diligence and reasonable care if such Issuing Lender’s conduct is in accordance with Standard US Letter of Credit Practice or in accordance with this Agreement. A Borrower Group’s aggregate remedies against the Applicable Issuing Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by such Borrower Group to the Applicable Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Revolving Loans for the account of such Borrower Group that are Floating Rate Loans hereunder. Each Borrower Group shall take reasonable action to avoid and mitigate the amount of any damages claimed against the Applicable Issuing Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of any applicable Letters of Credit. Any claim by a Borrower Group under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by such Borrower Group as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had such Borrower Group taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Applicable Issuing Lender to effect a cure.

(h) Each Borrower Group is responsible for preparing or approving the final text of any Letter of Credit issued for the account of such Borrower Group as issued by the Applicable US Issuing Lender, irrespective of any assistance the Applicable Issuing Lender may provide such as drafting or recommending text or by the Applicable Issuing Lender’s use or refusal to use text submitted by such Borrower Group. Each Borrower Group is solely responsible for the suitability of any Letter of Credit issued for the account of a Borrower Group for such Borrower Group’s purposes. With respect to any Letter of Credit issued for the account of a Borrower Group containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the Applicable Issuing Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if such Borrower Group does not at any time want such Letter of Credit to be renewed, such Borrower Group will so notify Agent and the Applicable Issuing Lender at least 15 calendar days before the Applicable Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i) Each Borrower Group’s reimbursement and payment obligations under this Section 2.11 is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) the Applicable Issuing Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) the Applicable Issuing Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the Applicable Issuing Lender or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Parent’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the Applicable Issuing Lender, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g), the foregoing shall not release the Applicable Issuing Lender from such liability to such Borrower Group as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of such Borrower Group to such Issuing Lender arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, no Issuing Lender or any other Letter of Credit Related Person (if applicable) shall be responsible to any Borrower for, and each Issuing Lender’s rights and remedies against a Borrower Group and the obligation of a Borrower Group to reimburse the Applicable Issuing Lender for each drawing under a Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the Applicable Issuing Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the Applicable Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the Applicable Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the Applicable Issuing Lender if subsequently the Applicable Issuing Lender or any court or other finder of fact determines that such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by the Applicable Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Each Borrower Group shall pay immediately upon demand to Agent for the account of the Applicable Issuing Lender as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by the Applicable Issuing Lender upon the issuance of each Letter of Credit of 0.250% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the Applicable Issuing Lender, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations). Notwithstanding the foregoing, if the Applicable Issuing Lender is a Person other than Wells Fargo, all fronting fees payable in respect of Letters of Credit for the account of a Borrower Group issued by such Issuing Lender shall be paid by such Borrower Group immediately upon demand directly to such Issuing Lender for its own account.

(l) If by reason of (x) any Change in Law or (y) compliance by an Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on such Issuing Lender or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to such Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and the Borrower Group obligated to such Issuing Lender shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate such Issuing Lender or the Applicable Lenders for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans for the account of such Borrower Group that are Floating Rate Loans hereunder; provided, that (A) no Borrower shall be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 90 days prior to the date on which the demand for payment of such amounts is first made to such Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by a Borrower Group and the Applicable Issuing Lender at the time a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n) The US Borrower Group may request the issuance of Letters of Credit to secure Indebtedness of Subsidiaries of Parent that are not Loan Parties (any such Letters of Credit, “Foreign Lines LCs”), or renewals or increases of any such Foreign Lines LCs, subject to (and only in compliance with) the following restrictions: (i) the aggregate US Letter of Credit Usage with respect to Foreign Lines LCs shall not exceed $50,000,000 at any time; (ii) the Indebtedness secured thereby shall be permitted under the terms of this Agreement; and (iii) except with respect to Foreign Lines LCs issued on or about the Closing Date (or such later date as may be agreed to by Agent and the beneficiary thereof) to be issued for the benefit of the beneficiaries set forth on Schedule 2.11(n) to secure the credit facilities of Subsidiaries of Parent that are not Loan Parties that are described on such Schedule 2.11(n) in amounts not to exceed the amounts listed for such credit facilities on such Schedule 2.11(n) (and in respect of subsequent renewals or replacements thereof that do not increase the outstanding amount thereof), either (x) the Agent shall have provided its prior written consent to the US Borrower Group’s request to cause such Foreign Line LC to be issued, increased or renewed, or (y) (i) US Aggregate Excess Availability shall exceed $75,000,000 after giving pro forma effect to such issuance, increase or renewal of such Foreign Line LC, and (ii) the average daily US Aggregate Excess Availability for the 30 day period ending on the date of such issuance, increase or renewal shall exceed $75,000,000 (calculated, in the case of any issuance or increase, as if such Foreign Line LC had been so issued or increased on the first day of such 30 day period and remained outstanding for each subsequent day during such 30 day period). The German Borrower Group may not request the issuance of Letters of Credit to support Indebtedness of any Person other than the German Borrower.

(o) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12. Non-Base Rate Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Floating Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “Non-Base Rate Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Floating Rate Loan to a Non-Base Rate Loan, or upon continuation of a Non-Base Rate Loan as a Non-Base Rate Loan) at a rate of interest based upon the Non-Base Rate. Interest on Non-Base Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the Non-Base Rate Option with respect thereto, the interest rate applicable to such Non-Base Rate Loan automatically shall convert to the rate of interest then applicable to Floating Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the Non-Base Rate.

(b) Non-Base Rate Election.

(i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the Non-Base Rate Option during the continuance of such Event of Default, elect to exercise the Non-Base Rate Option by notifying Agent prior to 11:00 a.m. (or 11:00 a.m. London time in the case of German Revolving Loans) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “Non-Base Rate Deadline”). The election of the Non-Base Rate Option by a Borrower Group for a permitted portion of the applicable Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a Non-Base Rate Notice received by Agent before the Non-Base Rate Deadline, or by telephonic notice received by Agent before the Non-Base Rate Deadline (to be confirmed by delivery to Agent of a Non-Base Rate Notice received by Agent prior to 5:00 p.m. (or 5:00 p.m. London time in the case of German Revolving Loans) on the same day). Promptly upon its receipt of each such Non-Base Rate Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each Non-Base Rate Notice shall be irrevocable and binding on Borrowers. In connection with each Non-Base Rate Loan for the account of a Borrower Group,

such Borrower Group, shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of such Non-Base Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of such Non-Base Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Non-Base Rate Loan on the date specified in any Non-Base Rate Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount that Agent or such Lender is entitled to receive from a Borrower Group pursuant to this Section 2.12 shall be conclusive absent demonstrable error, and such Borrower Group shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 10 Non-Base Rate Loans in effect at any given time. Borrowers may only exercise the Non-Base Rate Option for proposed Non-Base Rate Loans of at least $1,000,000.

(c) Conversion. A Borrower Group may convert Non-Base Rate Loans to Floating Rate Loans at any time; provided, that in the event that Non-Base Rate Loans for the account of such Borrower Group are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, such Borrower Group shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).

(d) Special Provisions Applicable to Non-Base Rate.

(i) The Non-Base Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any Euro deposits, Dollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the Non-Base Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such Non-Base Rate and the method for determining the amount of such adjustment, or (B) repay the Non-Base Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Non-Base Rate Loans for the account of a Borrower Group or to continue such funding or maintaining, or to determine or charge interest rates at the Non-Base Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any Non-Base Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Non-Base Rate Loans, and interest upon the Non-Base Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Floating Rate Loans, and (z) such Borrower Group shall not be entitled to elect the Non-Base Rate Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits or Dollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the Non-Base Rate.

2.13. Capital Requirements.

(a) If, after the date hereof, the Applicable Issuing Lender or Applicable Lender with respect to a Borrower Group reasonably determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Issuing Lender or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Issuing Lender’s, such Lender’s, or such holding companies’ capital as a consequence of such Issuing Lender’s or such Lender’s commitments hereunder to a level below that which such Issuing Lender, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Issuing Lender’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Issuing Lender or such Lender to be material, then such Issuing Lender or such Lender may notify such Borrower Group and Agent thereof. Following receipt of such notice, such Borrower Group agrees to pay such Issuing Lender or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Issuing Lender or such Lender of a statement setting forth such amount, and showing in reasonable detail such Issuing Lender’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent demonstrable error). In determining such amount, such Issuing Lender or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of such Issuing Lender or such Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Issuing Lender’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate any Issuing Lender or a Lender pursuant to this Section for any reductions in return incurred more than 120 days prior to the date that such Issuing Lender or such Lender notifies such Borrower Group of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of a Change in Law that is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If the Applicable Issuing Lender or Applicable Lender with respect to a Borrower Group requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Lender or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches if, in the reasonable judgment of such Affected Lender, such designation or assignment would (i) eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or eliminate the illegality or impracticality of funding or maintaining Non-Base Rate Loans and (ii) not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. The applicable Borrower Group agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate such Borrower Group’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain Non-Base Rate Loans, then such Borrower Group (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Non-Base Rate Loans, may designate a different Issuing Lender or substitute a Lender, in each case reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender (and its Affiliates) and such Affected Lender’s (and its Affiliates’) commitments hereunder (together with any Affiliate which purchases obligations and commitments as provided above, a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender (and its Affiliates) shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Lender” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be an “Issuing Lender” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to each Issuing Lender and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for Issuing Lenders or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither any Issuing Lender nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Issuing Lender or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14. Reserved.

2.15. Joint and Several Liability of US Borrowers.

(a) Each US Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each US Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the US Obligations.

(b) Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the US Obligations (including any US Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the US Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them.

(c) If and to the extent that any US Borrower shall fail to make any payment with respect to any of the US Obligations as and when due or to perform any of the US Obligations in accordance with the terms thereof, then in each such event the other US Borrowers will make such payment with respect to, or perform, such US Obligation until such time as all of the US Obligations are paid in full.

(d) The US Obligations of each US Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse US Obligations of each US Borrower enforceable against each US Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each US Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notice of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each US Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each US Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each US Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each US Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each US Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each US Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If, at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each US Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any US Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any

Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Notwithstanding anything to the contrary in the foregoing, no US Borrower that is not a Qualified ECP Guarantor shall be jointly and severally liable for any Excluded Swap Obligations in respect of such Borrower.

(j) Each US Borrower that is a Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower to guaranty and otherwise honor all Obligations in respect of Swap Obligations. The obligations under this Section of each Qualified ECP Guarantor shall remain in full force and effect until payment in full of the Obligations. Each such Qualified ECP Guarantor intends that this Section 2.15(j) constitute, and this Section 2.15(j) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Borrower for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(k) Notwithstanding any other provision of this Section 2.15, the joint and several liability of each US Borrower hereunder shall be limited to a maximum amount that would not, after giving effect to such maximum amount, render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or comparable law. In determining the limitations, if any, on the amount of any US Borrower’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such US Borrower may have under this Section 2.15, any other agreement or applicable law shall be taken into account. Subject to the restrictions, limitations and other terms of this Agreement (including Section 2.15(h)), each US Borrower hereby agrees that to the extent that a US Borrower shall have paid more than its proportionate share of any payment made hereunder, such US Borrower shall be entitled to seek and receive contribution from and against any other US Borrower hereunder which has not paid its proportionate share of such payment.

2.16. Currencies. The US Revolving Loans and other US Obligations (unless such other US Obligations expressly provide otherwise) shall be made and repaid in Dollars. The German Revolving Loans and other German Obligations (unless such other German Obligations expressly provide otherwise) shall be made in Dollars or Euros, as selected by Administrative Borrower as provided herein. All such German Obligations denominated in Dollars shall be repaid in Dollars and all such German Obligations denominated in Euros shall be repaid in Euros. Except as otherwise elected by Agent, all payments and proceeds of Collateral in respect of German Obligations, and all Borrowings for the account of the German Borrower Group funded by the Applicable Lenders to Agent, in Euros shall be deposited in the Agent’s German Account for Euros and all payments and proceeds of Collateral in respect of German Obligations, and all Borrowings for the account of the German Borrower Group funded by the Applicable Lenders to Agent, in Dollars shall be deposited in the Agent’s German Account for Dollars.

2.17. Cash Management.

(a) Within 60 days following the Closing Date (or such later date as Agent may agree to in writing in its sole discretion), each US Borrower shall, and shall cause each other US Loan Party to, (A) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent; provided, that US Loan Parties shall be required to maintain their primary depository and treasury management relationships with one or more Lenders or Affiliates thereof, and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their collections and proceeds of Collateral to a Collection Account of a US Loan Party subject to a Control Agreement in favor of Agent. In addition, within 60 days following the Closing Date (or such later date as Agent may agree to in writing in its sole discretion), each US Borrower shall, and shall cause each other US Loan Party to, take reasonable steps to ensure that all account debtors of US Loan Parties forward payment on Accounts and other Collateral to a Collection Account (or a lockbox at the bank of which the Collection Account is maintained) of a US Loan Party (except as otherwise required under the ARS Facility Documents). Each Control Agreement shall provide, among other things, that (A) the applicable depository bank will comply with any instructions originated by Agent directing the disposition of the funds in such Collection Account without further consent by the applicable Loan Party, (B) the applicable depository bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Collection Account other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment, and (C) upon the instruction of Agent (an “Activation Instruction”), the applicable depository bank will forward by daily sweep all amounts in the applicable Collection Account to the Agent’s US Account. Agent agrees not to issue an Activation Instruction with respect to the Collection Accounts unless a Cash Dominion Triggering Event has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction at such time as there has been no Cash Dominion Triggering Event for at least 45 consecutive days. In addition to Collection Accounts, each other Deposit Account of a US Loan Party (other than an Excluded Deposit Account) shall be subject to a Control Agreement.

(b) Within 60 days following the Closing Date (or such later date as Agent may agree to in writing in its sole discretion), German Borrower shall, and shall cause each other German Loan Party to, (A) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks and take reasonable steps to ensure that the account debtors of each German Loan Party forward payment of the amounts owed to such German Loan Party to a Collection Account in the name of such German Loan Party, and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of its collections and proceeds of its Collateral into a Collection Account of such Loan Party. German Borrower shall, and shall cause each German Loan Party to, (A) execute and deliver security documents with respect to each such Deposit Account that provide for a perfected first-priority Lien on such Deposit Account and (B) at the written request of Agent, assure that a form of notice is delivered to each account debtor of such German Loan Party. With respect to each Collection Account into which collections and proceeds of Collateral of German Borrower are deposited, German Borrower shall, from and after the date that is 60 days following the Closing Date (or such later date as

Agent may agree to in writing in its sole discretion), cause all funds in such Deposit Account to be swept daily to the applicable Agent’s German Account for application to the German Obligations (it being understood that at any times that there are no outstanding German Revolving Loans or other outstanding German Obligations to which such funds may be applied, Agent shall disburse any such excess funds received in the Agent’s German Account to the applicable (determined based on whether such funds are in Euros or Dollars) Designated German Account). With respect to each Deposit Account of a German Loan Party (other than as set forth in the immediately preceding sentence), German Borrower shall, from and after the date that is 60 days following the Closing Date (or such later date as Agent may agree to in writing in its sole discretion), cause, and shall cause each other German Loan Party to cause, Agent to have access to the funds in such Deposit Account and to cause such funds to be swept to the applicable Agent’s German Account for application to the German Obligations.

(c) At any time after an Activation Instruction has been issued as provided in Section 2.17(a) and before such Activation Instruction is rescinded, at the request of Agent, German Loan Parties shall (i) either (x) promptly cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to (and in the name of) Agent or (y) to the extent such Existing Collection Accounts cannot be transferred to Agent, promptly open new Collection Accounts with (and, at the discretion of Agent, in the name of) Agent, and (ii) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”), ensure that all cash, checks or other similar payments relating to or constituting proceeds of Collateral will promptly be re-directed to the New Collection Accounts. Until all collections have been redirected to the New Collection Accounts, each German Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day; provided, that if any such German Loan Party fails to comply with the clause (i) or (ii above, each of them hereby authorizes Agent to give such instructions on their behalf to the applicable account debtors and/or the bank holding such Existing Collection Account (as applicable).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Parent and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit or shall result from the making thereof.

3.3. Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4. Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations shall become due and payable immediately without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5. Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6. Post-Closing Covenants]. Parent and each Borrower covenant and agree to satisfy each item on Schedule 3.6 on or before the date set forth on Schedule 3.6 for such item.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified or registered to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and a description of the number of shares of each such class that are issued and outstanding. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Equity Interests of each such Subsidiary have been validly issued and are fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, foreign or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure of which to obtain could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

4.3. Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims of US Loan Parties (other than those that, by the terms of the US Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts of the US Loan Parties not subject to a Control Agreement as permitted by Section 7(k)(iv) of the US Security Agreement), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, Liens securing Permitted Purchase Money Indebtedness, or the interests of lessors under Capital Leases.

4.5. Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6. Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against Parent or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $2,500,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties or any of its Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7. Compliance with Laws. Neither Parent nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8. No Material Adverse Effect. All historical financial statements relating to Parent and its Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent’s and its Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since September 30, 2015, on a pro forma basis assuming the transactions contemplated by the Corporate Separation Plan had been consummated on that date, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to Parent and its Subsidiaries.

4.9. Solvency.

(a) The Loan Parties, taken as a whole, are Solvent. Each German Loan Party is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(c) With respect to each German Loan Party, no German Insolvency Event has occurred with respect to it.

4.10. Employee Benefits.

(a) Except as set forth on Schedule 4.10, no Loan Party, nor any of their Subsidiaries, maintains or contributes to any Pension Plan or Multiemployer Plan.

(b) Each Loan Party has complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan and Multiemployer Plan, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(c) Each Employee Benefit Plan is, and has been, maintained in compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(d) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination or opinion letter from the Internal Revenue Service that can be relied upon or an application for such letter is currently being processed by the Internal Revenue Service, and nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification, except where the lack of such a letter or qualification could not reasonably be expected to result in a Material Adverse Effect.

(e) No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan, except where such liability could not reasonably be expected to result in a Material Adverse Effect.

(f) No Notification Event exists or has occurred in the past 6 years that could reasonably be expected to have a Material Adverse Effect.

(g) Except as could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

(h) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign

Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

4.11. Environmental Condition. Except as set forth on Schedule 4.11, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12. Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender, will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on January 26, 2016 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13. Patriot Act.

(a) Parent and its Subsidiaries have taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Parent and each Subsidiary is and will continue to be in compliance with all applicable Anti Money Laundering Laws. None of the transactions contemplated by the Loan Documents will violate Anti-Money Laundering Laws.

(b) No part of the proceeds of the loans made hereunder will be used by Parent or any Subsidiary or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case to the extent restricted by the U.S. Foreign Corrupt Practices Act of 1977 or for payments which would, if any relevant act or omission took place in the United Kingdom, constitute an offense under the U.K. Bribery Act 2010 or all other applicable anti-corruption and anti-bribery laws and regulations. Without limiting the foregoing, Parent and each Subsidiary has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and Parent and each of its Subsidiaries, and their respective officers and employees and, to the knowledge of Parent and its Subsidiaries, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the transactions contemplated by the Loan Documents will violate Anti-Corruption Laws.

4.14. Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15. Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16. Margin Stock. No Loan Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17. Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Sanctions.

(a) (i) None of the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any director or officer of any of the foregoing is a Sanctioned Person or otherwise the target of Sanctions;

(ii) none of the Parent or any of its Subsidiaries will, directly or indirectly, use the proceeds of the Loans or otherwise make available such proceeds for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country;

(iii) the Parent and each Subsidiary of the Parent are in compliance with any Sanctions applicable to the Parent or such Subsidiary in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent or its Subsidiaries being designated as a Sanctioned Person pursuant to any Sanctions applicable to such Person and

(iv) the Parent and each of its Subsidiaries has implemented and maintains in effect and enforces policies and procedures reasonably designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions applicable to such Persons.

(b) Each Borrower and each German Loan Party represents and warrants that no German Loan Party has any current assets or operations or have had prior expenses of payments to any of the following jurisdictions or territories: Crimea, Cuba, Iran, Libya, North Korea, Sudan, Syria and Miramar. The representations and warranties in clauses (iii) and (iv) of Section 4.18(a) above made by or on behalf of any German Loan Party are only made if and to the extent that benefiting from these representations does not result in a violation of or conflict with Section 7 German Foreign Trade Regulation (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar anti-boycott statute.

4.19. Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened in writing against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20. [Reserved].

4.21. Leases. Each Loan Party enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party exists under any of them.

4.22. Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity.

4.23. Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Landed Inventory or Eligible In-Transit Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Landed Inventory or Eligible In-Transit Inventory.

4.24. Location of Inventory and Equipment; Chief Executive Office. Except for the third-party warehouse locations identified on Schedule 4.24, the Inventory and Equipment of Loan Parties is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.14). The chief executive office of each Loan Party as of the Closing Date is set forth on Schedule 4.24.

4.25. Inventory Records. Each Loan Party keeps correct and accurate records in all material respects itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.26. Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, each Loan Party party to such Hedge Agreement satisfies all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.27. Notes Documents.

(a) Borrowers have delivered to Agent a complete and correct copy of the Notes Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Notes Documents has been duly authorized by all necessary action on the part of each Loan Party who is a party thereto. Each Notes Document is the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. No Loan Party is in default in the performance or compliance with any provisions thereof. All representations and warranties made by a Loan Party in the Notes Documents and in the certificates delivered in connection therewith are true and correct in all material respects.

(b) As of the Closing Date, the issuance of the Notes pursuant to the Notes Documents has occurred in accordance with all applicable laws. As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over Loan Parties with respect to the Notes have been obtained, except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lenders.

(c) This Agreement and the Obligations hereunder (including, without limitation, any and all Revolving Loans that may be outstanding hereunder from time to time assuming that Revolving Loans in an amount equal to the Maximum Revolver Amount had been borrowed) constitutes “Credit Facilities” and the “First Lien Credit Agreement” as defined in the Notes Indenture, and all Obligations are permitted to be incurred and outstanding and constitute “Permitted Indebtedness” under clause (b)(2) of the definition thereof in Section 4.03 of the Note Indenture. As of the Closing Date, there is no Indebtedness incurred under such clause (b)(2) of the definition of “Permitted Indebtedness” in the Notes Indenture (other than the Indebtedness incurred under this Agreement), and at all times after the Closing Date, there is no Indebtedness incurred under such clause (b)(2) of the definition of “Permitted Indebtedness” under Section 4.03 of in the Notes Indenture (other than the Indebtedness incurred under this Agreement) in an aggregate amount in excess of the Permitted Other Credit Facilities Amount at any time outstanding which reduces the amount of Indebtedness (as defined in the Notes Indenture) that may be incurred by Parent or its Subsidiaries under such clause (b)(2) of such definition of “Permitted Indebtedness” under the Notes Indenture.

4.28. Certificates of Title. No Equipment of US Loan Parties reported by Borrowers as Eligible Equipment or Inventory of US Loan Parties reported by Borrowers as Eligible Inventory is (or, as held and used by the applicable US Loan Party, is required to be) subject to a certificate of title, except for such items set forth on Schedule 12 to the US Guaranty and Security Agreement (as such schedule may be amended from time to time with notice to and the consent of Agent).

4.29. Intellectual Property. Following the satisfaction of the post-closing covenant set forth as item 1 on Schedule 3.6, no intellectual property that is necessary or useful to the business of any Loan Party or incorporated in or otherwise necessary for the operation of the business of any Loan Party or for the production or sale of any Inventory manufactured or sold by any Loan Party is not either (x) owned by such Loan Party or another Loan Party (other than a German Loan Party in the case of the US Loan Parties), or (y) licensed to such Loan Party pursuant to an intercompany intellectual property license that satisfies the requirements set forth in item 1 on Schedule 3.6.

5.	AFFIRMATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1. Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2. Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3. Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each of Parent and each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4. Maintenance of Properties. Each of Parent and each Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5. Taxes. Each of Parent and each Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6. Insurance. Each of Parent and each Borrower will, and will cause each of its Subsidiaries to, at Borrowers’ expense, (a) maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located and flood insurance coverage acceptable to Agent with respect to all Real Property Collateral (to the extent flood insurance is required). All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Lexington Insurance Company is acceptable to Agent with respect to casualty insurance) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. Unless Borrowers provide Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s and Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrowers’ and each other Loan Party’s interests. The coverage that Agent purchases may, but need not, pay any claim that is made against Borrowers or any other Loan Party in connection with the Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of such insurance purchased by Agent may be more than the cost of insurance that Borrowers and the other Loan Parties may be able to obtain on their own. Borrowers shall give Agent prompt notice of any loss exceeding $5,000,000 covered by Parent or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Inspection.

(a) Each of Parent and each Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.

(b) Each of Parent and each Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during normal business hours (it being agreed and understood that Borrowers’ obligations to reimburse Agent for the costs of such appraisals and valuations shall be subject to the limitations set forth in Section 2.10).

5.8. Compliance with Laws. Each of Parent and each Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9. Environmental. Each of Parent and each Borrower will, and will cause each of its Subsidiaries to,

(a) Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10. Disclosure Updates. Each of Parent and each Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries. Each of Parent and each Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion), (a) cause such new Subsidiary to provide to Agent a joinder to the US Security Agreement or execute the relevant German Security Agreements, as applicable and as agreed with Agent, and a guaranty of the Obligations, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $1,000,000 (provided that Agent may waive the requirement to deliver mortgages with respect to any Real Property located in Germany and no such mortgage shall be granted without Agent’s prior consent)), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first-priority Lien (subject to Permitted Liens) on the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the applicable Security Agreement, the guaranty and such other security agreements shall not be required to be provided to Agent (i) with respect to US Obligations, by any Subsidiary of Parent that is a CFC if providing such agreements would result in material adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (in each case as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, or (ii) with respect to German Obligations, if the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefit to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the applicable Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first-tier Subsidiary of Parent that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged to secure the US Obligations (with no such restriction applying to security for the German Obligations) if pledging a greater amount would result in material adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation (to the extent required) or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12. Further Assurances. Each of Parent and each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request, in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent on any Real Property acquired by any Loan Party with a fair market value in excess of $1,000,000 (provided that Agent may waive the requirement to deliver mortgages with respect to any Real Property located in Germany and no such mortgage shall be granted without Agent’s prior consent), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply (i) with respect to the US Obligations only, to any Subsidiary of Parent or another Loan Party that is a CFC if providing such documents would result in material adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each of Parent, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Loan Party, including all of the outstanding capital Equity Interests of each Borrower and its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs); provided, that notwithstanding anything herein or in any other Loan Document to the contrary, neither the German Borrower nor any other German Loan Party shall be required to guaranty the US Obligations. Notwithstanding anything to the contrary in the US Guaranty and Security Agreement or any other Loan Document, it is acknowledged and agreed that the Borrowers shall not be required to deliver to Agent (so long as the Borrowers retain possession thereof and do not deliver such certificate to the Notes Agent or any other third Person) the original stock certificate for Equity Interests in The Manitowoc Company Foundation, a Michigan corporation (which is an Immaterial Subsidiary that is used solely for charitable purposes).

5.13. Reserved.

5.14. Location of Inventory. Each of Parent and each Borrower will, and will cause each other Loan Party to, keep its Inventory only at the locations identified on Schedule 4.24 and their chief executive offices only at the locations identified on Schedule 4.24; provided, that Borrowers may amend Schedule 4.24 so long as such amendment occurs by written notice to Agent not less than 5 Business Days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the United States.

5.15. Bank Products. On or before the 60th day after the Closing Date, the US Loan Parties shall establish their primary depository and treasury management relationships with one or more Lenders or Affiliates thereof and will maintain depository and treasury management relationships with one or more Lenders or Affiliates thereof at all times during the term of the Agreement.

5.16. Center of Main Interests. Each German Loan Party incorporated in Germany shall maintain its “centre of main interests,” as defined in the Insolvency Regulation, in Germany.

5.17. Employee Benefits. In addition to and without limiting the generality of Section 5.8, each of Parent and US Borrower shall (a) comply in all material respects with applicable provisions of ERISA and the IRC and other applicable law with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course or, with respect to a Multiemployer Plan, as a result of a withdrawal event or mass withdrawal event which could not reasonably be expected to result in a Material Adverse Effect), (c) not participate in any non-exempt prohibited transaction that could result in a material civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, and (e) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability; provided that any such written requests are reasonable as to frequency, timing and scope. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in material liability to the Loan Parties, the Loan Parties shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the material contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

6.	NEGATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1. Indebtedness. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to,

(a) Other than in order to consummate a Permitted Acquisition, enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger or amalgamation between Loan Parties organized in the same country, provided, that a US Borrower must be the surviving entity of any such merger to which it is a party and German Borrower must be the survivor of any merger or amalgamation to which it is a party (or, in the case of an amalgamation, the continuing corporation resulting therefrom must be liable for the German Obligations of German Borrower under the Loan Documents), (ii) any merger or amalgamation between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger or amalgamation (or, in the case of an amalgamation, the continuing corporation resulting therefrom must be liable for the Obligations of such Loan Party under the Loan Documents, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4. Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5. Nature of Business. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6. Prepayments and Amendments. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to,

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) the Notes, but only so long as the Payment Conditions are satisfied after giving effect to any prepayment of the Notes, or

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, in each case to the extent that the effect thereof, individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Agent or the Lenders (it being understood that, without limitation, any increase in the interest rate under any such Permitted Indebtedness that would (individually or in the aggregate for all such increases of the interest rate under such Permitted Indebtedness following the initial incurrence thereof) result in an increase to the interest rate applicable thereto by more than three percent per annum, any acceleration or creation of scheduled dates of payment of principal or interest, any prohibition or restriction on the ability of Subsidiaries that are not Loan Parties to transfer assets to the Loan Parties in any manner, any restrictions of any kind on the repayment or prepayment of the Obligations, and any addition of financial covenants could in each case be expected to be materially adverse to the interests of Agent and Lenders) or could reasonably be expected to impose any additional material burdens on Parent or its Subsidiaries, or

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7. Restricted Payments. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons, provided, that the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $4,000,000 in any fiscal year and $20,000,000 in the aggregate during the term of this Agreement,

(b) Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent,

(c) Parent may declare and pay other distributions to the holders of its Equity Interests to so long as the Payment Conditions are satisfied after giving effect thereto.

6.8. Accounting Methods. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9. Investments. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10. Transactions with Affiliates. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) to the extent not constituting transactions consummated in the ordinary course of business consistent with past practices, are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $10,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate; provided, however the foregoing restrictions shall not apply to transactions among (1) any US Loan Party and any other US Loan Party and (2) any German Loan Party and any other German Loan Party,

(b) so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,

(c) so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice, and

(d) transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance.

Notwithstanding anything contained in the Loan Documents to the contrary, excluding the transactions with the ARS Facility Transactions with the SPE, no Loan Party shall make an Investment in, sell, lease, license, assign, contribute or otherwise transfer any assets to, make any distributions or payments to, or otherwise engage in, or enter into, any transaction with, any Immaterial Subsidiary, which involves in excess of $1,000,000 in any fiscal year for all such Investments, transfers, distributions, payments and transactions with all Immaterial Subsidiaries.

6.11. Use of Proceeds. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, use the proceeds of any Loan for any purpose other than (a) on the Closing Date, (i) to repay, in full (together with other amounts borrowed (or released from escrow under indenture issuances) on or about the date hereof by Borrowers and/or Manitowoc Foodservice, Inc.), the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and to pay other costs and expenses in connection with the consummation of the Corporate Separation Plan, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, and that no part of the proceeds of the loans made to Borrowers will be used for any purpose described in Section 4.13(b) or Section 4.18(a)(ii)).

6.12. Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent, Parent will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13. Inventory with Bailees. Except as described on Schedule 4.24, neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, store its Inventory at any time with a bailee, warehouseman, or similar party.

6.14. [Reserved].

6.15. Employee Benefits. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to:

(a) terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any material liability of any Loan Party to the PBGC.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

6.16. Immaterial Subsidiaries. Neither Parent nor any Borrower will permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity.

6.17. Rental Inventory. Neither Parent nor any Borrower will (a) permit the net book value of all Inventory of the Loan Parties that is leased or rented to a customer, or held for lease or rent, to exceed $30,000,000 at any time, or (b) permit more than 20% of the aggregate revenues of Parent and its Subsidiaries in any fiscal year to be generated through leasing or renting Inventory to customers.

6.18. Buy-Back Limitation. Neither Parent nor any Borrower will permit the Dollar Equivalent amount of the Buy-Back Obligations at any time to exceed the greater of (x) $75,000,000, and (y) 7.5% of Consolidated Total Net Assets at such time.

6.19. Other Credit Facilities. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, create, incur, assume, suffer to exist, any Indebtedness incurred under clause (b)(2) of the definition of “Permitted Indebtedness” in Section 4.03 of the Note Indenture (other than the Indebtedness under this Agreement) which reduces the amount of Indebtedness (as defined in the Note Indenture) that may be incurred by Parent and its Subsidiaries under such clause (b)(2) of the definition of “Permitted Indebtedness” in the Note Indenture (any such indebtedness, “Other Credit Facilities”) in an aggregate amount at any time outstanding in excess of the Permitted Other Credit Facilities Amount. For the avoidance of doubt, (x) this Section 6.19 shall not be construed to permit Parent or any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness that does not constitute Permitted Indebtedness, and (y) none of the Other Credit Facilities shall be secured by the Agent’s Liens nor shall any of such Other Credit Facilities constitute or be permitted to constitute “First Priority Obligations” under the Notes Intercreditor Agreement.

6.20. Unrestricted Notes Subsidiary. Neither Parent nor any Borrower will, or will permit any of its Subsidiaries to, (x) cause any Loan Party to constitute an Unrestricted Notes Subsidiary (or otherwise fail to constitute a “Restricted Subsidiary” as defined in the Notes Intercreditor Agreement), (y) cause any Subsidiary that is not a Loan Party to constitute an Unrestricted Notes Subsidiary to the extent that any actual or contingent Bank Product Obligations exist in respect of Bank Products provided by any Lender to such Subsidiary at the time of such designation, or (z) otherwise cause any Subsidiary that is not a Loan Party to constitute an Unrestricted Notes Subsidiary without providing prior or concurrent written notice thereof to Agent.

7.	FINANCIAL COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Parent and Borrowers will:

(a) Minimum Fixed Charge Coverage Ratio. During a Covenant Testing Period (including the first and last day thereof (if such last day is the last day of a fiscal month)), maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 calculated for each 12 consecutive month period ending on the last day of each fiscal month (commencing with the month ending on the first day of such Covenant Testing Period); provided, that for any such period ending on or prior to March 31, 2017, the Fixed Charge Coverage Ratio shall be calculated for the period commencing April 1, 2016 and ending on the last day of such period; and provided, further, that the Fixed Charge Coverage Ratio shall not be measured for any period ending prior to April 30, 2016.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit;

8.2. Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.14, 5.15, 5.16 or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) the German Security Agreements or Section 7 of the US Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any Senior Officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any Senior Officer of any Borrower and (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3. Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $15,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4. Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5. Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition or other action commencing the Insolvency Proceeding is not timely controverted, (c) the petition or other action commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6. Default Under Other Agreements. If there is (a) an “Event of Default” as defined under the Note Documents, (b) a “Termination Event”, a “Purchase and Sale Termination Event” or other event of default as defined under any of the ARS Facility Documents, (c) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $15,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (d) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $15,000,000 or more;

8.7. Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8. Guaranty. If the obligation of any Guarantor under the guaranty of any of the Obligations (including any guaranty contained in any Security Agreement) is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9. Security Documents. If the US Security Agreement, any German Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first-priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $5,000,000, or (c) as the result of an action or failure to act on the part of Agent;

8.10. Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11. Change in Control. A Change in Control shall occur, whether directly or indirectly.

8.12. ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in a Material Adverse Effect, (b) an accumulated funding deficiency or funding shortfall occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate of any Loan Party, and such deficiency or shortfall could reasonably be expected to result in a Material Adverse Effect, (c) a Notification Event, which could reasonably be expected to result in a Material Adverse Effect, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans, and such withdrawal could reasonably be expected to result in a Material Adverse Effect.

8.13. German Insolvency. If a German Insolvency Event occurs with respect to a German Loan Party.

8.14. Curtailment of Business. If the authority or ability of any Loan Party to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any Governmental Authority or other person in relation to any Loan Party or any of its assets and such curtailment is reasonably likely to have Material Adverse Effect.

8.15. Distribution of Foodservice Equity Interests. If Parent fails to distribute to the holders of its Equity Interests within 1 Business Day following the Closing Date 100% of the outstanding Equity Interests of Manitowoc Foodservice, Inc., a Delaware corporation pursuant to and in accordance with the terms of the Corporate Separation Documents (such distribution, the “FoodService Distribution”). Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, prior to such distribution of the Equity Interests of Manitowoc Foodservice, Inc., none of Manitowoc Foodservice, Inc. nor any of its Subsidiaries shall be considered to be “Subsidiaries” of Parent and its Subsidiaries, Parent shall be permitted to consummate the FoodService Distribution on the date that is 1 Business Day following the date hereof, and no Lien on the Equity Interests of Manitowoc Foodservice, Inc. shall be granted or deemed to be granted to Agent (pursuant to the US Guaranty and Security Agreement or otherwise) pursuant to the US Guaranty and Security Agreement or otherwise.

9.	RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) below by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of any Swing Lender to make Swing Loans, and (iii) the obligation of any Issuing Lender to issue, or cause the issuance of, Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and Borrowers.

9.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3. Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including reasonable attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of

Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party, it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than any Taxes that represent claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages arising from any non-Tax claim), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, willful misconduct or material breach of an enforceable contractual obligation of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parent or any Borrower or Agent, they shall be sent to the respective address set forth below:

If to Parent or any Borrower:	c/o THE MANITOWOC COMPANY, INC. 2400 South 44th Street Manitowoc, Wisconsin 54221 Attn: Chief Financial Officer and Treasurer Fax No. (920) 652-9775

with copies to:

FOLEY & LARDNER LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Heidi M. Furlong, Esq.

Fax No. (414) 297-4900

and

NOERR LLP

Börsenstraße 1

60313 Frankfurt am Main

Germany

Attn: Sebastian Bock, Esq.

Fax No. +49 69 971477100

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION 10 South Wacker Drive, 13th Floor Chicago, Illinois 60606 Attn: Relationship Manager for The Manitowoc Company, Inc. - Cranes Fax No. (312) 332-0424

with a copy to:	WELLS FARGO BANK, N.A., LONDON BRANCH One Plantation Place 30 Fenchurch Street London EC3M 3BD Attn: Portfolio Manager - The Manitowoc Company, Inc. - Cranes Fax No. +44 (0) 20 7929 4645

with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Gary Zussman, Esq. Fax No. (312) 332-2196

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF

THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH OF PARENT AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, ANY SWING LENDER, ANY OTHER LENDER, ANY ISSUING LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender or a Related Fund, and; provided further, that in any case, Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 10 Business Days after having received notice thereof; and

(B) Agent, Swing Lenders, and Issuing Lenders; provided, that no consent of Agent, Swing Lenders or Issuing Lenders shall be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender or a Related Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made to a natural person,

(B) no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G) the Assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the

Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 or to secure obligations of such Lender (provided, that except as described below with respect to any Federal Reserve Bank, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto), and in the case of a such a pledge to any Federal Reserve Bank, such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolver Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall, absent demonstrable error, conclusively be presumed to be accurate.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request solely for U.S. federal income tax purposes.

(k) Notwithstanding anything contained herein to the contrary, no assignment may be made unless, after giving effect thereto the Pro Rata Share of the US Revolver Commitments of a Lender and its Foreign Lender Affiliates shall equal the Pro Rata Share of the German Revolver Commitments of such Lender and its Foreign Lender Affiliates and the Pro Rata Share of the German Revolver Commitments of a Lender and its Foreign Lender Affiliates shall equal the Pro Rata Share of the US Revolver Commitments of such Lender and its Foreign Lender Affiliates.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c), which waiver shall be effective with the written consent of the Required Lenders),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1 or 3.2,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share”, or amend, modify of eliminate Section 15.13(b),

(ix) contractually subordinate any of Agent’s Liens,

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii), or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons that are Loan Parties or Affiliates of Loan Parties;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), or

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Inventory, Eligible Landed Inventory, Eligible In-Transit Inventory, Eligible Domestic In-Transit Inventory, Eligible Equipment and Eligible Real Property) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the US Borrowing Base or German Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount or German Maximum Revolver Amount;

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to an Issuing Lender, or any other rights or duties an Issuing Lender under this Agreement or the other Loan Documents, without the written consent of such Issuing Lender, Agent, Borrowers, and the Required Lenders;

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to a Swing Lender, or any other rights or duties of a Swing Lender under this Agreement or the other Loan Documents, without the written consent of such Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders, the Supermajority Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders, the Supermajority Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”), together with its Foreign Lender Affiliates, or any Lender that made a claim for compensation (a “Tax Lender”), together with its Foreign Lender Affiliates, with one or more Replacement Lenders, and the Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender (and its Foreign Lender Affiliates) or Tax Lender (and its Foreign Lender Affiliates), as applicable, shall remain obligated to make the Non-Consenting Lender’s (and its Foreign Lender Affiliates’) or Tax Lender’s (and its Foreign Lender Affiliates’), as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limitation of the foregoing, Agent may at any time designate and appoint any Person selected by Agent as Agent’s subagent with respect to all or any part of the Collateral; provided, that such subagent shall not be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by Agent. Should any instrument in writing from any Loan Party be required by such subagent to more fully or certainly vest in and confirm to such subagent such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by Agent. If such subagent, or successor thereto, shall resign or be removed, all rights, powers, privileges and duties of such subagent, to the extent permitted by law, shall automatically vest in and be exercised by Agent until the appointment of a new subagent. Each member of the Lender Group and each Loan Party acknowledges and agrees that any subagent appointed by Agent shall be entitled to the rights and benefits of Agent under this Section 15 (including the exculpatory provisions). Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this

Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity. Without limiting the foregoing, each Lender acknowledges, agrees and consents that, in addition to constituting the Agent hereunder, Wells Fargo is the trustee and collateral agent with respect to the Notes Documents and that Wells Fargo is the purchaser and agent under the ARS Facility Agreement, and waives and agrees not to assert any claim that might be alleged by any Lender based on an actual or potential conflicts of interest that might be asserted to arise therefrom.

15.9. Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or an Event of Default exists) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as an Issuing Lender or a Swing Lender, such resignation shall also operate to effectuate its resignation as such Issuing Lender or such Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent,

Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither Parent or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code and similar laws in any other jurisdiction in which a Loan Party is subject, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code or any applicable laws of Germany, including pursuant to Sections 9-610 or 9-620 of the Code or any similar provision of any applicable laws of Germany, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that except as otherwise agreed in writing by Required Lenders, Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(ii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12. German Collateral Matters. In relation to the German Security Agreements, the following additional provisions shall apply:

(a) Agent, with respect to the part of the Collateral secured pursuant to the German Security Agreements or any other Collateral created under German law (“German Collateral”), shall:

(i) hold, administer and realize such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it that creates or evidences a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Lenders;

(ii) hold, administer, and realize any such German Collateral that is pledged (verpfändet) or otherwise transferred to Agent and that creates or evidences an accessory security right (akzessorische Sicherheit) as agent.

(b) With respect to the German Collateral, each Lender hereby authorizes and grants a power of attorney, and each future Lender by becoming a party to this Agreement in accordance with Section 13 of this Agreement authorizes, and grants a power of attorney (Vollmacht) to Agent (whether or not by or through employees or agents) to:

(i) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Lender in connection with the German Security Agreements and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Agreement or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit), including the release or confirmation of release of such security;

(ii) execute on behalf of itself and the Lenders where relevant and without the need for any further referral to, or authority from, the Lenders or any other person all necessary releases of any such German Collateral secured under the German Security Agreements or any other agreement related to such German Collateral;

(iii) realize such Collateral in accordance with the German Security Agreements or any other agreement securing such German Collateral;

(iv) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Security Agreements or any other agreement securing the German Collateral;

(v) take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Agreements; and

(vi) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Lenders under the German Security Agreements together with such powers and discretions as are reasonably incidental thereto.

(c) Each of the Lenders agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any German Security Agreement, the relationship of the Lenders to Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(d) Each Lender hereby ratifies and approves, and each future Lender by becoming a party to this Agreement in accordance with Section 13 of this Agreement ratifies and approves, all acts and declarations previously done by Agent on such person’s behalf (including for the avoidance of doubt the declarations made by Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Lender as future pledgee or otherwise).

(e) For the purpose of performing its rights and obligations as Agent and to make use of any authorization granted under the German Security Agreements, each Lender hereby authorizes, and each future Lender by becoming a party to this Agreement in accordance with Section 13 of this Agreement authorizes, Agent to act as its agent (Stellvertreter), and releases Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). Agent has the power to grant sub-powers of attorney, including the release from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

15.13. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.14. Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.16. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.17. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties that might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.18. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.19. Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents. Each of the Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as a Swing Lender, or as an Issuing Lender. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, each Swing Lender, each Issuing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

15.20. German Parallel Debt.

(a) Each German Loan Party and Cranes hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to Agent amounts equal to all amounts owing from time to time by such German Loan Party and/or

Cranes to any member of the Lending Group under this Agreement and any other Loan Document in respect of any German Obligations (in case of a German Loan Party) and/or any Obligations (in case of Cranes) as and when those amounts are due under any Loan Document (such payment undertakings under this Section 15.20 and the obligations and liabilities resulting therefrom being the “German Parallel Debt”).

(b) Agent shall have its own independent right to demand payment of the German Parallel Debt by the respective German Loan Party and/or Cranes, as applicable. Each German Loan Party, Cranes and the Agent acknowledge that the obligations of each German Loan Party and Cranes under this Section 15.20 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of each German Loan Party and Cranes to any Secured Party under this Agreement or any other Loan Document (the “German Corresponding Debt”), nor shall the amounts for which each German Loan Party and Cranes is liable under this Section 15.20 (German Parallel Debt) be limited or affected in any way by its German Corresponding Debt provided that:

(i) the German Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(ii) the German Corresponding Debt shall be decreased to the extent that the German Parallel Debt has been irrevocably paid or discharged;

(iii) the amount of the German Parallel Debt shall at all times be equal to the amount of the German Corresponding Debt;

(iv) the German Parallel Debt will be payable in the currency or currencies of the German Corresponding Debt; and

(v) for the avoidance of doubt, the German Parallel Debt will become due and payable at the same time as the German Corresponding Debt becomes due and payable.

(c) The security granted under any German Security Agreement with respect to the German Parallel Debt is granted to Agent in its capacity as sole creditor of the German Parallel Debt.

(d) Without limiting or affecting Agent’s rights against any German Loan Party (whether under this Agreement or any other Loan Document), each German Loan Party and Cranes acknowledges that:

(i) Nothing in this Agreement shall impose any obligation on Agent to advance any sum to any German Loan Party or Cranes or otherwise under any Loan Document; and

(ii) for the purpose of any vote taken under any Loan Document, Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(e) The parties to this Agreement acknowledge and confirm that the provisions contained in this Agreement shall not be interpreted so as to increase the maximum total amount of the German Obligations (in case of a German Loan Party) or the Obligations (in case of Cranes).

(f) The German Parallel Debt shall remain effective in case a third person should assume or be entitled to, partially or in whole, any rights of any of the members of the Lender Group under any Loan Documents, be it by virtue of assignment, assumption or otherwise.

(g) All monies received or recovered by Agent pursuant to this Agreement, and all amounts received or recovered by Agent from, or by the enforcement of, any security granted to secure the German Parallel Debt shall be applied in accordance with this Agreement.

16.	WITHHOLDING TAXES.

16.1. Payments. All payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes except as required by applicable law, and in the event any deduction or withholding of Indemnified Taxes is required by applicable law, Borrowers shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay to Agent and applicable Lender the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts or other documentation reasonably requested by Agent evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added, intangible transfer or documentary taxes or any other excise or property taxes, charges, or similar levies (“Other Taxes”) that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document. Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes or Other Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes or Other Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee); provided, that no Loan Party that is a CFC shall have any to make an indemnity payment, or have liability, under this Section 16.1, with respect to an “obligation of a United States person” within the meaning of Section 956(c) of the IRC and the Treasury Regulations promulgated thereunder (taking into account any exceptions provided therein). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2. Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent and US Borrowers to deliver to Agent and Administrative Borrower on behalf of the US Borrowers (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Parent (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers for the purposes of Section 881(c)(3)(C) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, W-8BEN-E or Form W-8IMY (with proper attachments), as applicable;

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or W-8BEN-E, as applicable;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent and the applicable non-U.S. Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be reasonably requested by Agent or required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms and the completion, execution, or submission of such forms or other documentation in the reasonable judgment of such Lender would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender or its Affiliates; provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its Tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers owing to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal income withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent and Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3. Reductions.

(a) If a Lender or a Participant is subject to an applicable withholding Tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding Tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold Tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including reasonable attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4. Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Event of Default has occurred and is continuing, it shall pay over such refund to Administrative Borrower on behalf of the applicable Loan Party (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to Administrative Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information which it deems confidential) to Borrowers or any other Person or require any Agent or Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place such Agent or Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17.	GENERAL PROVISIONS.

17.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6. Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable

Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and reasonable attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons that are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document, and (xi) to swap counterparties and ratings agencies.

(b) Anything in this Agreement to the contrary notwithstanding, Agent and each Lender may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent or any Lender.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10. Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan

Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, any Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers. Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

17.12. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13. Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Accounts and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group (each for the purposes of this Section 17.13, a “Secured Party”) and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Accounts and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be, and that the liability of the German Borrower under this Section 17.13 shall be subject to the following limitation:

(a) Each Secured Party agrees not to enforce the indemnity under this Section 17.13 or any collateral securing the claims under the indemnity under this Section 17.13 (together only for the purposes of this Section 17.13 the “Security”) created or incurred by a German Loan Party, if and to the extent:

(i) the Security secures, guarantees or any proceeds therefrom are to be applied to satisfy the obligations of an entity which is (x) a shareholder of the German Loan Party (up-stream) or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the German Loan Party (cross-stream) (other than the German Loan Party and its direct or indirect subsidiaries and, for the avoidance of doubt, the relevant German Loan Party’s own obligations); and

(ii) such enforcement would cause the relevant German Loan Party’s Net Assets (as defined below) to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in each case as determined in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch, HGB) consistently applied in preparing unconsolidated balance sheets (Jahresabschluss) according to § 42 German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG), §§ 242, 264 of the HGB and in accordance with §§ 30, 31 GmbHG (as applicable at the time of enforcement) and as adjusted pursuant to the following provisions) and if and to the extent such enforcement would thereby, in each case, lead to a violation of the capital maintenance requirements set out in section 30 paragraph 1 of the German Limited Liability Companies Act (GmbHG) (each such event is hereinafter referred to as a “Capital Impairment”).

(b) For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase of the registered share capital (Stammkapital) of the relevant German Loan Party, after the date this Agreement became effective (i) that has been effected without the prior written consent of the Agent or (ii) if effected with the prior written consent of the Agent, to the extent that it is not fully paid up shall be deducted from the relevant registered share capital;

(ii) loans provided to the relevant German Loan Party by any member of the Group (with “Group” meaning for this purpose the Parent and each of its Subsidiaries) if and to the extent such loans are subordinated or considered subordinated pursuant to section 39 subsection 1 no. 5 of the German Insolvency Code (Insolvenzordnung – “InsO”); and

(iii) loans or other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded.

(c) The limitation pursuant to this Section 17.13 shall apply, subject the following requirements, if the relevant German Loan Party delivers to the Agent, within ten (10) Business Days after receipt from the Agent of a notice stating that it intends to enforce/demand payment under the Security (an “Enforcement Notice”), a notice that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing prima facie evidence that a realization or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment) accompanied by an up-to-date balance sheet of the German Loan Party, (the “Management Determination”). Such balance sheet and Management Determination shall be prepared in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the relevant German Loan Party in the preparation of its financial statements. The relevant German Loan Party shall fulfill its obligations under the Security and the Agent shall be entitled to enforce the Security in an amount which would, in accordance with the Management Determination, not cause the relevant German Loan Party’s Net Assets to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of the capital maintenance requirements set out in section 30 paragraph 1 of the German Limited Liability Companies Act (GmbHG).

(d) Following the Agent‘s receipt of the Management Determination, upon request by the Agent, the relevant German Loan Party shall deliver to the Agent (at its own cost and expense) within thirty (30) days of request an up-to-date balance sheet of the German Loan Party drawn-up by an auditor, appointed by the relevant German Loan Party in consultation with the Agent and approved by the Agent, together with a detailed calculation (reasonably satisfactory to the Agent) in order to have such auditor determine whether (and if so, to what extent) any payment under this Agreement would cause a Capital Impairment (the “Auditors’ Determination”). Such balance sheet and Auditors’ Determination shall be prepared in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the relevant German Loan Party in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The German Loan Party shall fulfill its obligations under the Security and the Agent shall be entitled to enforce the Security in an amount which would, in accordance with the Auditor’s Determination, not cause the relevant German Loan Party’s Net Assets to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of the capital maintenance requirements set out in section 30 paragraph 1 of the German Limited Liability Companies Act (GmbHG).

(e) If the amount being enforceable under the Security pursuant to the Auditor’s Determination is lower than the amount being enforceable under the Security pursuant to the Management Determination and if, and to the extent that, the Security has been enforced up to the amount set out in the Management Determination, the Agent shall upon written demand by the German Loan Party to the Agent repay any enforcement proceeds (if and to the extent already received by the Agent) to the relevant German Loan Party in an amount equal to the difference between the amount enforceable pursuant to the Management Determination and the amount enforceable pursuant to the Auditor’s Determination, provided that such demand for repayment is made by the relevant German Loan Party to the Agent within one (1) month (Ausschlussfrist) of the delivery of the Auditor’s Determination within the time frame of thirty (30) days pursuant to paragraph (d) above. If the Agent disagrees with the Auditor’s Determination, the Agent shall be entitled to further pursue his payment claims (if any) under the Security against the relevant German Loan Party in excess of the amounts payable pursuant to the Auditor’s Determination by claiming that in deviation from the Auditor’s Determination a lesser amount was required to maintain the relevant German Loan Party’s registered share capital and/or the enforcement would not lead to a violation of the capital maintenance requirements set out in section 30 paragraph 1 of the German Limited Liability Companies Act (GmbHG).

(f) Each German Loan Party shall within three (3) months after a written request of the Agent realize, to the extent legally permitted with respect to the cost and effort involved, any and all of its assets which are not required for the relevant German Loan Party’s business (nicht betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets, in a situation where the relevant German Loan Party would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, unless such disposal would not be commercially justifiable, provided that the Agent consents to the fact that a disposal would not be commercially justifiable. The book value shall be deemed significantly lower than the market value, if the market value exceeds the book value by at least ten (10) per cent. After the expiry of such three (3) month period, the relevant German Loan Party shall, within three (3) Business Days, notify the Agent of the amount of the net proceeds from the relevant sale and submit a statement with a new calculation of the amount of the Net Assets of the German Loan Party taking into account such proceeds. Such calculation shall, upon the Agent’s request, be confirmed by the auditor within a period of thirty (30) days following the request.

(g) The limitations set out above shall not apply:

(i) if, at the time of the enforcement of the Security granted hereunder, or after such enforcement, the limitations set out in sub-clause (a) of this Section 17.13 are (due to a change in law or applicable court rulings or otherwise) no longer required in order to protect the managing director(s) of the relevant German Loan Party from being personally liable for such obligation according to section 31 of the German Limited Liability Companies Act (GmbHG);

(ii) for so long as the relevant German Loan Party has not complied with its obligations pursuant to paragraph (c) through (f) above; or

(iii) if the German Loan Party (as dominated entity (beherrschtes Unternehmen)) is subject to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Companies Act (GmbHG) and such German Loan Party has a fully recoverable recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch); or

(iv) in relation to all and any amounts borrowed under the Loan Documents which correspond to funds to the extent on-lent or otherwise passed on to, or issued for the benefit of, the relevant German Loan Party or any of its direct or indirect subsidiaries, or for the benefit of any of its creditors, to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the relevant German Loan Party and the repayment of such loans as a result of such on-lending is not prohibited by operation of law.

17.14. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day immediately preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person that may be entitled thereto under applicable law).

17.15. No Setoff. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.

17.16. Notes Intercreditor Agreement and ARS Facility Intercreditor Agreement. Each Lender, by its acceptance of the benefits provided hereunder, (a) consents to each of the Notes Intercreditor Agreement and the ARS Facility Intercreditor Agreement (in each as amended or otherwise modified with the consent of Agent and Required Lenders), (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Notes Intercreditor Agreement and the ARS Facility Intercreditor Agreement (in each case as amended or otherwise modified with the consent of Agent and Required Lenders), and (c) authorizes and instructs the Agent to enter into the Notes Intercreditor Agreement and the ARS Facility Intercreditor Agreement (and, in each case, such amendments or other modifications thereto as may hereafter be consented to by Agent and Required Lenders) as Agent on behalf of each Lender.

17.17. EU Bail-in Acknowledgment. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) in reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

US BORROWERS:	THE MANITOWOC COMPANY, INC., a Wisconsin corporation

	By:	/s/ Therese C. Houlahan
	Name:	Therese C. Houlahan
	Title:	Treasurer

MANITOWOC CRANES, LLC, a Wisconsin limited liability company

	By:	/s/ Therese C. Houlahan
	Name:	Therese C. Houlahan
	Title:	Treasurer

GROVE U.S. L.L.C., a Delaware limited liability company

	By:	/s/ Therese C. Houlahan
	Name:	Therese C. Houlahan
	Title:	Treasurer

GERMAN BORROWER:	MANITOWOC CRANE GROUP GERMANY GMBH, a German limited liability company

	By:	/s/ Marie-France Pommaret
	Name:	Marie-France Pommaret
	Title:	Managing Director/Geschäftsführer

Signature Page to Credit Agreement

ADDITIONAL GERMAN LOAN PARTY (executed solely for purposes of Section 15.20 of the Agreement)	MANITOWOC CRANE GROUP HOLDING GMBH, a German limited liability company

	By:	/s/ Marie-France Pommaret
	Name:	Marie-France Pommaret
	Title:	Managing Director/Geschäftsführer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Joint Lead Arranger, as Joint Book Runner and as a Lender

By:	/s/ Christopher S. Hudik
Name:	Christopher S. Hudik
Its Authorized Signatory

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION (LONDON BRANCH), as a Lender

By:	/s/ Steven Chait
Name:	Steven Chait
Its Authorized Signatory

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Joint Lead Arranger, as Joint Book Runner, as Co-syndication Agent and as a Lender

By:	/s/ Kelly O’Malley
Name:	Kelly O’Malley
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender

By:	/s/ Matthew Sparkes
Name:	Matthew Sparkes
Title:	Executive Director

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as Joint Lead Arranger, as Joint Book Runner, as Co-syndication Agent and as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Signature Page to Credit Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Director

BANK OF MONTREAL (LONDON BRANCH), as a Lender

By:	/s/ Scott Matthews
Name:	Scott Matthews
Title:	Chief Financial Officer

By:	/s/ Rob Young
Name:	Rob Young
Title:	Managing Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Philip Debush
Name:	Philip Debush
Title:	Senior Vice President

BANK OF AMERICA, N.A. (acting through its London branch), as a Lender

By:	/s/ Philip Debush
Name:	Philip Debush
Title:	Senior Vice President

Signature Page to Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Christopher Marino
Name:	Christopher Marino
Title:	Vice President and Director

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph A. Philbin
Name:	Joseph A. Philbin
Title:	Senior Vice President

Signature Page to Credit Agreement

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Lender

By:	/s/ Richard Bernal
Name:	Richard Bernal
Title:	Managing Director

Signature Page to Credit Agreement

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means, with respect to a Permitted Acquisition, (a) Indebtedness of a Person whose Equity Interests are acquired in such Permitted Acquisition if such Person becomes a Loan Party as a result of such Permitted Acquisition and (b) Indebtedness assumed by a Loan Party from a Person whose assets are acquired in a Permitted Acquisition; provided, that such Indebtedness under (a) and (b) (i) is either purchase-money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Activation Instruction” has the meaning specified therefor in Section 2.17(a).

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, without limiting the foregoing, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or

Schedule 1.1 – Page 1

other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person, or with respect to any Loan Party organized under the laws of Germany, its direct or indirect shareholder(s) or any entity affiliated to any such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz).

“Agent” has the meaning specified therefor in the preamble to the Agreement, and so long as Wells Fargo is Agent includes such branches and Affiliates of Wells Fargo as it shall designate from time to time for the purpose of performing its obligations under and in connection with the Loan Documents. Without limiting the forgoing, so long as Wells Fargo is Agent, references to “Agent” shall include Wells Fargo Bank, National Association (London Branch).

“Agent’s Applicable Account” means the Agent’s US Account and/or one or both of the Agent’s German Accounts, as the context requires.

“Agent’s German Accounts” means the Deposit Account identified on Schedule A-1 as Agent’s German Account for Euros and the Deposit Account identified on Schedule A-1 as Agent’s German Account for Dollars (or such other Deposit Account that has been designated as such, in writing, by Agent to Administrative Borrower and the Lenders).

“Agent’s US Account” means the Deposit Account identified on Schedule A-2 as Agent’s US Account (or such other Deposit Account that has been designated as such, in writing, by Agent to Administrative Borrower and the Lenders).

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents and securing all or a portion of the Obligations.

“Aggregate Excess Availability” means the Dollar Equivalent of the sum of the Availability with respect to the US Borrower Group, Availability with respect to the German Borrower Group and the ARS Availability.

“Aggregate Maximum Amount” means, as at any date of determination, the sum of the Maximum Revolver Amount and the Maximum ARS Amount at such time.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Affiliates from time to time concerning or relating to money laundering, bribery or corruption.

Schedule 1.1 – Page 2

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Affiliates from time to time concerning or relating to anti-money laundering.

“Applicable Currency” means Dollars; provided, that with respect to German Revolving Loans and other Obligations denominated in Euros, Applicable Currency means Euros.

“Applicable Fixed Asset Sub-Line Amount” means (a) with respect to the Eligible Equipment of a US Loan Party or the Eligible Real Property of a US Loan Party, the US Fixed Asset Sub-Line Amount and (b) with respect to the Eligible Equipment of German Borrower, the German Fixed Asset Sub-Line Amount.

“Applicable Issuing Lender” means (a) with respect to the US Borrower Group (including with respect to the issuance of Letters of Credit for the account of the US Borrower Group), the US Issuing Lender and (b) with respect to the German Borrower Group (including with respect to the issuance of Letters of Credit for the account of the German Borrower Group), the German Issuing Lender.

“Applicable Lender” means (a) with respect to the US Borrower Group (including with respect to Revolving Loans and Letters of Credit for the account of the US Borrower Group), any Lender (i) with a US Revolver Commitment, (ii) that has made US Revolving Loans (or has an interest therein) that are outstanding and/or (iii) that participates in Letters of Credit for the account of US Borrower Group as set forth in Section 2.11 and (b) with respect to the German Borrower Group (including with respect to Revolving Loans and Letters of Credit for the account of the German Borrower Group), any Lender (i) with a German Revolver Commitment, (ii) that has made German Revolving Loans (or has an interest therein) that are outstanding and/or (iii) that participates in Letters of Credit for the account of German Borrower Group as set forth in Section 2.11.

“Applicable Margin” means, as of any date of determination and with respect to Floating Rate Loans or Non-Base Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Aggregate Excess Availability for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including June 30, 2016, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Average Aggregate Excess Availability	Applicable Margin Relative to Floating Rate Loans for the account of the US Borrower Group (the “Floating Rate Margin”)	Applicable Margin Relative to Floating Rate Loans for the account of the German Borrower Group and Relative to Non-Base Rate Loans for the account of either Borrower Group (the “Non-Base Rate Margin”)
I	≥ $200,000,000	0.25 percentage points	1.25 percentage points

II	< $200,000,000 and ≥ $100,000,000	0.50 percentage points	1.50 percentage points

III	< $100,000,000	0.75 percentage points	1.75 percentage points

Schedule 1.1 – Page 3

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrowers.

“Applicable Revolving Lender” means (a) with respect to the US Borrower Group (including with respect to Revolving Loans and Letters of Credit for the account of the US Borrower Group), any Revolving Lender (i) with a US Revolver Commitment, (ii) that has made US Revolving Loans (or has an interest therein) that are outstanding and/or (iii) that participates in Letters of Credit for the account of US Borrower Group as set forth in Section 2.11, and (b) with respect to the German Borrower Group (including with respect to Revolving Loans and Letters of Credit for the account of the German Borrower Group), any Revolving Lender (i) with a German Revolver Commitment, (ii) that has made German Revolving Loans (or has an interest therein) that are outstanding and/or (iii) that participates in Letters of Credit for the account of German Borrower Group as set forth in Section 2.11.

“Applicable Swing Lender” means (a) with respect to the US Borrower Group, the US Swing Lender, and (b) with respect to the German Borrower Group, the German Swing Lender.

“Applicable Unused Line Fee Percentage” means an amount equal to 0.25%.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Approved Lease” means a lease of Specified Cranes or Inventory by a US Loan Party to a customer on an arm’s-length basis for market rent that (w) requires the customer to return such Specified Crane or Inventory to such US Loan Party at the end of the lease term, (x) has a maximum term of not longer than 12 months, (y) does not contain any options for the customer to renew or extend such term without the such US Loan Party’s consent, and (z) does not contain a purchase option (whether at the expiration of or during the lease term) in favor of the applicable customer or any other Person, except in each case to the extent that Agent determines in its sole discretion that a particular lease may constitute an Approved Lease without

Schedule 1.1 – Page 4

satisfying one or more of the criteria set forth above. For the avoidance of doubt, the Crane Lease Agreement dated on or about July 22, 2016 between Cranes and Maxim Crane works, L.P. does not constitute an Approved Lease.

“ARS Agent” means” Wells Fargo Bank, National Association, in its capacity as agent under the ARS Facility.

“ARS Availability” means, as of any date of determination, the Securitization Excess Availability (as defined in the ARS Facility Agreement) as of such date.

“ARS Facility” means Parent’s $75,000,000 receivables facility provided pursuant to the ARS Facility Agreement.

“ARS Facility Agreement” means that certain Receivables Purchase Agreement, dated as of March 3, 2016, among the SPE, Parent, as initial servicer, and Wells Fargo Bank, N.A., as purchaser and as agent for the purchaser, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“ARS Facility Documents” means the ARS Facility Agreement, the ARS Guaranty, the ARS Purchase Agreement and the ARS Facility Intercreditor Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“ARS Facility Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith by and among Agent, ARS Agent, each Loan Party, and the SPE.

“ARS Facility Transactions” means any sale, assignment, or other transfer to Parent or any Subsidiary of accounts receivable, lease receivables, or other payment obligations owing to Parent or such Subsidiary or any interest in any of the foregoing in accordance with the ARS Facility Documents, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Parent or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“ARS Guaranty” means that certain Performance Guaranty, dated as of March 3, 2016, made by Parent in favor of Wells Fargo Bank, N.A., as purchaser and as agent under the ARS Facility Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“ARS Purchase Agreement” means that certain Second Amended and Restated Purchase and Sale Agreement, dated as of June 30, 2010 among Grove, Cranes, and the SPE, as amended by the First Amendment dated as of January 12, 2011, the Second Amendment dated as of September 27, 2011, the Third Amendment dated as of January 31, 2012, the Payoff, Assignment and Assumption Agreement dated as of September 26, 2012, the Fourth Amendment dated as of December 15, 2014, the Fifth Amendment dated as of August 31, 2015, and the Sixth Amendment dated as of March 3, 2016, as it may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Schedule 1.1 – Page 5

“ARS US Availability” means, as of any date of determination, the Securitization Excess Availability (as defined in the ARS Facility Agreement) as of such date.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Availability” means, as of any date of determination, with respect to a Borrower Group, the amount that such Borrower Group is entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage for the account of such Borrower Group).

“Average Aggregate Excess Availability” means, with respect to any period, the sum of the aggregate amount of Aggregate Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-in Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party or, except with respect to transactions under Hedge Agreements, any Subsidiary (excluding any Unrestricted Notes Subsidiary) thereof, with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means, with respect to the Bank Product Obligations of a Loan Party or, except with respect to Hedge Obligations, any Subsidiary (excluding any Unrestricted Notes Subsidiary) thereof, providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) in the Applicable Currency to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations) of such Loan Party or Subsidiary.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or Subsidiary (excluding any Unrestricted

Schedule 1.1 – Page 6

Notes Subsidiary) thereof to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (other than Hedge Obligations), (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or, except with respect to transactions under Hedge Agreements, any Subsidiary (excluding any Unrestricted Notes Subsidiary) thereof; provided, that in order for any item described in clauses (a), (b) or (c) above to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided and Agent shall have received a Bank Product Provider Agreement (x) on the Closing Date with respect to Bank Products existing on the Closing Date or (y) within 10 days after the date of the provision of the applicable Bank Product to a Loan Party with respect to Bank Products provided after the Closing Date.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that if, at any time, a Lender ceases to be a Lender under the Agreement (prior to the payment in full of the Obligations under this Agreement), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Bank Product Reserves” means, as of any date of determination, with respect to any Bank Product provided to a Loan Party or, except with respect to transactions under Hedge Agreements, any Subsidiary (excluding any Unrestricted Notes Subsidiary) thereof, those reserves that Agent, in the exercise of its Permitted Discretion, deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of Bank Product Obligations of such Loan Party or Subsidiary (excluding any Unrestricted Notes Subsidiary) thereof with respect to such Bank Product).

“Bank Products” means any one or more of the following financial products or accommodations extended to a Loan Party or, except with respect to transactions under Hedge Agreements, any Subsidiary (excluding any Unrestricted Notes Subsidiary) thereof, by a Bank Product Provider: (a) credit cards (including commercial credit cards (including so-called “purchase cards”, “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored-value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

Schedule 1.1 – Page 7

“Bankruptcy Code” means (i) title 11 of the United States Code, and/or (ii) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Group” means the US Borrower Group and/or the German Borrower Group, as the context requires.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means (a) in the case of a borrowing by the US Borrower Group, a borrowing consisting of US Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by US Swing Lender in the case of a US Swing Loan, or by Agent in the case of an Extraordinary Advance for the account of US Borrower Group and (b) in the case of a borrowing by the German Borrower Group, a borrowing consisting of German Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by German Swing Lender in the case of a German Swing Loan, or by Agent in the case of Extraordinary Advance for the account of the German Borrower Group.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the states of Illinois or New York, except that, if a determination of a Business Day shall relate to (a) a Non-Base Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market, (b) any German Revolving Loans denominated in Euros, the term “Business Day” shall also exclude any date that is not a TARGET Day, (c) transactions to be conducted with Agent’s office in England, the term “Business Day” shall exclude any day on which banks in London, England, are closed for the purposes of making wire transfers or any other electronic transfer of funds, and (d) with respect to transactions requiring wire transfers or any other electronic transfer of funds from banks in Germany, the term “Business Day” shall exclude any day on which banks in Frankfurt am Main, Germany are closed for the purposes of making such wire transfers or other electronic transfers of funds.

Schedule 1.1 – Page 8

“Buy-Back Arrangements” means arrangements whereby Parent or a Subsidiary of Parent in the ordinary course of business enters into an agreement with a customer or third party financing company (a) to guarantee to repurchase crane products at a later date at an agreed upon price or (b) to guarantee a minimum crane product residual value at the end of an underlying finance term for same including, without limitation, guarantees of minimum crane product residual value in connection with Sale-Leaseback Transactions.

“Buy-Back Obligations” means repurchase or guarantee obligations of Parent or its Subsidiaries arising out of Buy-Back Arrangements. Guarantees by Parent or its Subsidiaries of customer payment obligations shall not constitute Buy-Back Obligations.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) or Section 2.4(f)(iii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Parent or any of its Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Triggering Event” means (a) any date a Dominion Triggering Event (as defined in the ARS Facility Agreement) is continuing, (b) any date an Event of Default exists, (c) any date on which US ABL Excess Availability is, and for a period of three consecutive Business Days (inclusive of such date) has been, less than the greater of 5.25% of the Aggregate Maximum Amount and $15,750,000, (d) any date on which US Aggregate Excess Availability is, and for a period of three consecutive Business Days (inclusive of such date) has been, less than the greater of 7.5% of the Aggregate Maximum Amount and $22,500,000, or (e) any date on which Aggregate Excess Availability is, and for a period of three consecutive Business Days (inclusive of such date) has been, less than the greater of 10% of the Aggregate Maximum Amount and $30,000,000.

“Cash Equivalents” means (a) Domestic Cash Equivalents, and (b) Foreign Cash Equivalents.

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“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“CFC” means (i) any entity treated as a “controlled foreign corporation” within the meaning of Section 957 of the IRC for U.S. federal income tax purposes in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC, or (ii) any entity whose sole asset (other than assets with a de minimis value) is equity of an entity described in clause (i) of this definition.

“Change in Control” means that:

(a) any Person, or two or more Persons acting in concert, shall have acquired after the Closing Date beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) which, when combined with such Equity Interests beneficially owned by such Person or Persons on the Closing Date represent 30% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent;

(b) any Person, or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, that will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of Parent entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests;

(c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors;

(d) Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party; or

(e) the occurrence of any “Change of Control” as defined in the Notes Indenture.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that

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notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulations (such as the European Market and Infrastructure Regulation and other regulations related thereto) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities or issued in connection therewith shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or any Subsidiary in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, customs broker, carrier or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collection Account” means a Deposit Account of a Loan Party which may only be used for deposit of collections and proceeds of Collateral and not as a disbursement or operating account upon which checks or other drafts may be drawn.

“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

Schedule 1.1 – Page 11

“Consolidated Interest Expense” means, for any period, the total consolidated cash interest expense of Parent and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof, but net of any interest income of Parent and its Subsidiaries for such period) plus, without duplication, that portion of Capital Lease obligations of Parent and its Subsidiaries representing the interest factor for such period; provided that “Consolidated Interest Expense” shall be deemed to include any discount and/or interest component in respect of any sale of accounts receivable or related rights by Parent or a Subsidiary regardless of whether such discount or interest would constitute interest under GAAP, in each case, on a consolidated basis.

“Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that in determining Consolidated Net Income, (a) the net income of any other Person (other than Parent) which is not a Subsidiary of Parent or is accounted for by Parent by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Parent or a Subsidiary thereof during such period, (b) the net income of any Subsidiary of Parent shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (c) for any period, any interest income of Parent and its Subsidiaries for such period shall be excluded.

“Consolidated Total Net Assets” means, at any time, the amount without duplication, of the net book value of the consolidated assets of Parent and its Subsidiaries.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), and, with respect to Deposit Accounts under German law, (i) any agreement to be entered into between the respective Borrower as account holder, the Agent and the respective depository bank or (ii) a notice of pledge to be served on the respective account bank and the corresponding acknowledgement, in each case reasonably acceptable to the Agent.

“Corporate Separation Plan” means the internal legal reorganization of Parent separating its cranes and foodservice businesses into two independent, publicly-traded companies pursuant to the Corporate Separation Documents.

“Corporate Separation Documents” means, collectively (and in each case in the forms provided to Agent prior to the Closing Date), (a) that certain Master Separation and

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Distribution Agreement, dated as of March 4, 2016, between Parent and Manitowoc Foodservice, Inc., a Delaware corporation, (b) that certain Tax Matters Agreement, dated as of March 4, 2016, between Parent and Manitowoc Foodservice, Inc., a Delaware corporation, (c) that certain Transition Services Agreement, dated as of March 4, 2016, between Parent and Manitowoc Foodservice, Inc., a Delaware corporation, (d) that certain Transition Services Agreement, dated as of March 4, 2016, between Parent and Manitowoc Foodservice, Inc., a Delaware corporation, (e) that certain Employee Matters Agreement, dated as of March 4, 2016, between Parent and Manitowoc Foodservice, Inc., a Delaware corporation and (f) that certain Intellectual Property Matters Agreement dated as of March 4, 2016, between Parent and Manitowoc Food Service, Inc., a Delaware corporation, in each case as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Cost Savings” means cost savings in connection with cost saving initiatives, including, without limitation, consolidation initiatives and related severance costs, inventory optimization programs, closure or consolidation of facilities, reduction in force initiatives, product line terminations or discontinuations, and other similar customer related initiatives.

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal month of Parent most recently ended on or prior to a Covenant Trigger Date and for which Agent has received financial statements required to be delivered pursuant to Schedule 5.1 and (b) ending on the first day after such Covenant Trigger Date that (i) US ABL Excess Availability has equaled or exceeds the greater of 5.25% of the Aggregate Maximum Amount and $15,750,000, (ii) Aggregate Excess Availability has equaled or exceeded the greater of 10% of the Aggregate Maximum Amount and $30,000,000 and (iii) US Aggregate Excess Availability has equaled or exceeded the greater of 7.5% of the Aggregate Maximum Amount and $22,500,000, in each case under clauses (i), (ii) and (iii) for 60 consecutive days.

“Covenant Trigger Date” means any day on which Borrowers fail to maintain (i) US ABL Excess Availability equal to or greater than the greater of 5.25% of the Aggregate Maximum Amount and $15,750,000, (ii) Aggregate Excess Availability equal to or greater than the greater of 10% of the Aggregate Maximum Amount and $30,000,000 or (iii) US Aggregate Excess Availability equal to or greater than the greater of 7.5% of the Aggregate Maximum Amount and $22,500,000.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 2 Business Days after written request by Agent, to confirm that it will comply with the terms of the Agreement relating

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to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement, (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (g) becomes the subject of a Bail-in Action.

“Defaulting Lender Rate” means (a) with respect to US Obligations, (i) for the first 3 days from and after the date the relevant payment is due, the US Base Rate, and (ii) thereafter, the interest rate then applicable to US Revolving Loans that are Floating Rate Loans (inclusive of the Floating Rate Margin applicable thereto), and (b) with respect to German Obligations, (i) for the first 3 days from and after the date the relevant payment is due, the German Floating Rate (in the Applicable Currency), and (ii) thereafter, the interest rate then applicable to German Revolving Loans that are Floating Rate Loans (inclusive of the Non-Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for scheduled or mandatory payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such currency.

“Dollars” or “$” means United States dollars.

“Domestic Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date

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of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EBIT” means, with respect to any fiscal period, Consolidated Net Income for such period before deducting therefrom Consolidated Interest Expense for such period (to the extent deducted in arriving at Consolidated Net Income for such period) and provision for taxes based on income (including foreign withholding taxes imposed on interest or dividend payments and state single business, unitary or similar taxes imposed on net income) that were included in arriving at Consolidated Net Income for such period and without giving effect, without duplication, to (a) any extraordinary gains and any extraordinary losses (in each case as determined pursuant to generally accepted accounting principles as in effect in the United States prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items) and other extraordinary non-cash charges or benefits, (b) any gains or charges arising out of prepayments of the Notes, (c) any gains or losses from sales of assets other than from sales of Inventory in the ordinary course of business, (d) fees, expenses and charges incurred or recorded in connection with the transactions contemplated by this Agreement, the other Loan Documents, and ARS Facility Documents (excluding, for the avoidance of doubt, the consummation of the Corporate Separation Plan, which shall instead be subject to clause (e) below), (e) fees, expenses and charges incurred or recorded in connection with the transactions contemplated by the Corporate Separation Plan in an aggregate amount not to exceed $40,000,000 during the term of this Agreement, (f) non-recurring cash charges permitted by this Agreement in connection with any restructuring, recapitalization, Investment, Permitted Acquisition or incurrence of Indebtedness (other than in connection with the

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Transactions); provided that the cash portion of such charges added back pursuant to this clause (f) shall not exceed $10,000,000 during any period of twelve consecutive months, (g) any non-cash charges attributable to the expensing of the grant of stock, stock options or other equity-based awards, (h) any non-cash charges attributable to asset impairments, write-offs and write-downs associated with any restructuring or the sale or discontinuance of assets, products, or business lines (other than those representing the accrual or reserve for a future cash expense, and excluding any such items associated with any Eligible Equipment, Eligible Inventory or Eligible Real Property), (i) any non-cash charges attributable to long-term incentive plan changes and employee benefit and pension plan changes (provided, however, that EBIT shall be reduced in any fiscal period by the amount of cash charges in excess of $2,500,000 in the aggregate paid during such period (excluding any such cash charges paid during 2016) in respect of incentive plans and employee benefit and pension plans that are not accounted for in the calculation of Consolidated Net Income), (j) restructuring and severance adjustments incurred or recorded during the period from January 1, 2016 through December 31, 2016 in an aggregate amount not to exceed $20,000,000, (k) any net Cost Savings incurred or recorded after the Closing Date (but not to exceed $15,000,000 in the aggregate for the period from the Closing Date through the first anniversary thereof) and projected by Parent to result from actions taken during such period that (i) are reasonably expected to be realized within twelve (12) months of the applicable action as set forth in reasonable detail on a certificate of a Senior Officer delivered to the Agent, (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of Parent and its Subsidiaries and (iii) represent, when aggregated with any amounts added back pursuant to clause (f) above, less than 7.5% of EBITDA for such period (determined (1) prior to giving effect to any adjustment pursuant to clause (f) above and (2) net of the amount of actual benefits realized from such actions during such period from such actions), and (l) non-recurring non-cash charges or expenses (less, even if it results in a negative number, non-cash gains or income) deducted (or included) in the determination of Consolidated Net Income for the relevant period and for which no cash outlay (or cash receipt) is foreseeable in any subsequent period; provided that, with respect to this clause (l), if notwithstanding such foreseeability any such amount is paid in cash in a subsequent period, such amount shall be deducted from Consolidated Net Income to arrive at EBIT in such subsequent period; provided that EBIT shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by Parent or any Subsidiary, other than dispositions in the ordinary course of business.

“EBITDA” means, for any period, EBIT for such period, adjusted by adding thereto the amount of all amortization and depreciation that was deducted in arriving at Consolidated Net Income for such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-in Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eligible Domestic In-Transit Inventory” means Eligible Landed Inventory except to the extent that such Inventory is not in a location set forth on Schedule E-1 and is in transit and no Loan Party has actual and exclusive possession thereof, but as to which,

(a) such Inventory currently is in transit on land from another location within the United States directly to a location in the United States set forth on Schedule E-1,

(b) such Inventory has not been in transit for more than 20 days,

(c) title to such Inventory has passed to a US Loan Party,

(d) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion,

(f) such Inventory is not subject to any reclamation or similar right and no default exists under any agreement in effect between the vendor of such Inventory and such US Loan Party that would permit such vendor under any applicable law (including the UCC) to divert, reclaim, reroute or stop shipment of such Inventory, and

(g) unless otherwise agreed by Agent, Administrative Borrower has provided a certificate to Agent that certifies that, to the best knowledge of Administrative Borrower, such Inventory meets all of each Loan Party’s representations and warranties contained in the Loan Documents concerning Eligible Domestic In-Transit Inventory, that it knows of no reason why such Inventory would not be accepted by a Loan Party when it arrives at the location of such Loan Party.

“Eligible Equipment” means Equipment (including Equipment acquired after the Closing Date) of a Loan Party that has been appraised by an appraiser reasonably acceptable to Agent pursuant to the most recent appraisal of the Equipment of Loan Parties reasonably acceptable to Agent, upon which Agent is expressly entitled to rely, to determine the Net Orderly Liquidation Value of such Equipment, that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date (and, to the extent practical, in consultation with Administrative Borrower, provided, for the avoidance of doubt, that the acknowledgment or agreement of Administrative

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Borrower shall not be a condition to the revision of such criteria by Agent). An item of Equipment shall not be included in Eligible Equipment if:

(a) a Loan Party does not have good, valid, and marketable title thereto or the purchase price therefor has not been fully paid for by such Loan Party,

(b) if it is owned by a US Loan Party and it is not located at one of the locations in the United States set forth on Schedule E-1 or if it is owned by German Borrower and it is not located at one of the locations in Germany set forth on Schedule E-1 (in each case as such Schedule may be amended from time to time with the prior written consent of Agent), except for Specified Cranes that are leased to a customer of a Loan Party,

(c) it is in-transit,

(d) it is located on real property leased by a Loan Party or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (ii) Agent has established a Landlord Reserve with respect to such location,

(e) it is not subject to a valid and perfected and, subject to Permitted Liens, first-priority Agent’s Lien,

(f) it is not in good working order and marketable condition (ordinary wear and tear excepted),

(g) it is worn out, obsolete, damaged or defective Equipment,

(h) it consists of computer hardware,

(i) it consists of fixtures, or, unless Agent otherwise agrees, it consists of Equipment that is not readily removable from the Real Property upon which it is located without causing physical damage to such Real Property,

(j) it consists of tooling,

(k) it is subject to a sale-leaseback arrangement,

(l) it is leased to a Loan Party or by a Loan Party (other than Specified Cranes that are the subject of an Approved Lease),

(m) it was purchased from a Sanctioned Person, or

(n) it is a Specified Crane leased to a customer unless such Specified Crane is (x) in the case of Specified Cranes owned by US Loan Parties, located in the United States, and (y) in the case of Specified Cranes owned by German Borrower, located in Germany.

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Notwithstanding the foregoing, the Specified Cranes shall constitute Eligible Equipment so long as the Specified Cranes satisfy all of the criteria for Eligible Equipment set forth above, other than the Specified Cranes may be Inventory and not Equipment.

“Eligible In-Transit Inventory” means Eligible Landed Inventory except to the extent that such Inventory is not in a location set forth on Schedule E-1 and is in transit and no Loan Party has actual and exclusive possession thereof, but as to which,

(a) such Inventory currently is in transit on the water from a location outside the United States directly to (i) a location in the United States of a customer of a US Loan Party, or (ii) a location in the United States set forth on Schedule E-1,

(b) such Inventory has not been in transit for more than 45 days,

(c) title to such Inventory has passed to a US Loan Party,

(d) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion,

(e) unless Agent otherwise agrees, each Person in possession of such Inventory while it is in-transit shall have executed and delivered a Collateral Access Agreement with Agent and such Inventory shall be the subject of a non-negotiable bill of lading governed by the laws of a state within the United States (x) that is in the name of a US Loan Party and consigned to Agent, (y) that was issued by the Person who is in possession of the subject Inventory while such Inventory is on the water and where such Person is party to a Collateral Access Agreement, and (z) a copy of which is either in the possession of such carrier or a customs broker in the continental United States that is party to a Collateral Access Agreement,

(f) such Inventory is not subject to any reclamation or similar right and no default exists under any agreement in effect between the vendor of such Inventory and such US Loan Party that would permit such vendor under any applicable law (including the UCC) to divert, reclaim, reroute or stop shipment of such Inventory, and

(g) Administrative Borrower has provided a certificate to Agent that certifies that, to the best knowledge of Administrative Borrower, such Inventory meets all of each Loan Party’s representations and warranties contained in the Loan Documents concerning Eligible In-Transit Inventory, that it knows of no reason why such Inventory would not be accepted by a Loan Party when it arrives in the continental United States and that the shipment as evidenced by the documents conforms to the related order documents. It is acknowledged and agreed that, as of the Closing Date, there is no Eligible In-Transit Inventory.

“Eligible Inventory” means Eligible Landed Inventory, Eligible In-Transit Inventory and Eligible Domestic In-Transit Inventory.

“Eligible Landed Inventory” means Inventory of a Loan Party, that complies with each of the representations and warranties respecting Eligible Landed Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in

Schedule 1.1 – Page 19

Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date (and, to the extent practical, in consultation with Administrative Borrower, provided, for the avoidance of doubt, that the acknowledgment or agreement of Administrative Borrower shall not be a condition to the revision of such criteria by Agent). In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Landed Inventory if:

(a) a Loan Party does not have good, valid, and marketable title thereto or a Loan Party does not own such Inventory (it being understood that Inventory subject to a Sale-Leaseback Transaction is not Eligible Landed Inventory),

(b) a Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Loan Party),

(c) it is not located at one of the locations in the United States (in the case of US Loan Parties) set forth on Schedule E-1 (except in the case of Inventory of a US Loan Party that is leased to a customer located in the United States that is subject to an Approved Lease) or one of the locations in Germany (in the case of the German Borrower) set forth on Schedule E-1 (in each case as such Schedule E-1 may be amended from time to time with the prior written consent of Agent) (except if in-transit from one such location in the United States to another such location in the United States (in the case of US Loan Parties),

(d) except as otherwise provided in clause (c), it is in-transit,

(e) it is located on real property leased by a Loan Party or in a contract warehouse, in each case, unless either (1) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises or (2) Agent has established a Landlord Reserve with respect to such location,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Agent’s Lien,

(h) it consists of goods returned or rejected by a Loan Party’s customers, except in the case of goods in an aggregate amount not to exceed $10,000,000 (or such higher amount as may be approved in writing by Agent from time to time in its sole discretion) at any time outstanding that are in good working order and new condition and will be sold as new (and are salable as new) in the ordinary course of business,

(i) it is leased or rented by a Loan Party to another Person unless such Inventory is Inventory of a US Loan Party located in the United States that is leased to a customer pursuant to an Approved Lease,

(j) it consists of goods that are obsolete or slow moving, goods not on a perpetual system, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Loan Parties’ business, bill and hold goods, defective goods, “seconds,” or Inventory consigned to or by a Loan Party,

Schedule 1.1 – Page 20

(k) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights,

(l) it is subject to (i) a contract or related documentation (such as an invoice or purchase order) which includes retention-of-title rights in favor of the vendor or supplier thereof, as determined by such method as Agent shall deem appropriate (including by sampling a portion of invoices or purchase orders from time to time), and (ii) applicable laws which provide that retention of title may be imposed unilaterally by the vendor or supplier thereof,

(m) it is a Specified Crane,

(n) it was purchased from a Sanctioned Person, or

(o) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Real Property” means the Real Property described on Schedule E-2 and owned in fee simple by a US Loan Party (i) that is subject to a first priority Lien in favor of Agent (subject to Permitted Liens), (ii) that has been appraised by an appraiser reasonably acceptable to Lenders pursuant to an appraisal reasonably acceptable to Lenders, upon which Agent is expressly entitled to rely, to determine its Fair Market Value, and (iii) with respect to which Lenders have received (A) mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Lenders in amounts reasonably satisfactory to Lenders (but in no event less than the Fair Market Value thereof) assuring Agent that the Mortgages on such Real Property are valid and enforceable first priority mortgage Liens on such Real Property free and clear of all defects and encumbrances except Permitted Liens, and otherwise in form and substance reasonably satisfactory to Lenders, (B) ALTA surveys in form and substance reasonably satisfactory to Lenders, (C) phase-I environmental reports with respect to each parcel composing the Real Property (the environmental consultants retained for such reports, the scope of the reports, and the results thereof of which shall be reasonably satisfactory to Lenders), and (D) flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgements of insurance).

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender (other than a Defaulting Lender) and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that: (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that

Schedule 1.1 – Page 21

is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Employee Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding 6 years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate, or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding 6 years, any liability, contingent or otherwise.

“EMU” means the economic and monetary union in accordance with the Treaty of Roma 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent, any Subsidiary of Parent, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent, any Subsidiary of Parent or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

Schedule 1.1 – Page 22

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or any of its Subsidiaries under IRC Section 414(o).

“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Euros with Dollars.

“Euros” or “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Deposit Account” means Deposit Accounts established solely (a) for the purposes of funding payroll, payroll taxes, escrow trust and employee wage and benefits payments (which aggregate balance in such accounts shall not exceed the total amount estimated by the Borrowers in good faith to be payable in the following 30 days from such account or such greater amount as required by law), (b) as tax accounts, including, without limitation, sales tax accounts, (c) as escrow, defeasance and redemption accounts in respect of transactions permitted under the Credit Agreement and (d) as fiduciary or trust accounts.

“Excluded Swap Obligation” means, with respect to any US Borrower or any other Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the agreement of such Loan Party to be jointly and severally liable for such Swap Obligation of another Loan Party or any guaranty of such Loan Party of, or the grant by such Loan Party of a security

Schedule 1.1 – Page 23

interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the agreement of such Loan Party to be jointly and severally liable for such Swap Obligation or guaranty of such Swap Obligation or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such joint and several liability or guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) United States federal withholding taxes that would not have been imposed but for the Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, (iv) any United States federal withholding taxes imposed under FATCA, and (v) any Taxes imposed by Germany (or any of the federal states within Germany (Bundesländer)) with respect to income, property, or gross receipts of a non-resident of Germany derived on or with respect to, the Obligations that are directly or indirectly secured by real property located in Germany.

“Existing Credit Facility” means, collectively, (a) that certain Third Amended and Restated Credit Agreement, dated as of January 3, 2014, by and among Parent, the subsidiary borrowers from time to time party thereto, the financial institutions from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, or supplemented to the Closing Date, and (b) Parent’s 8.50% Senior Notes due 2020 and Parent’s 5.875% Senior Notes due 2022.

Schedule 1.1 – Page 24

“Existing Letters of Credit” means those letters of credit described on Schedule E-3 to the Agreement.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii).

“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries), and (iii) any purchase price adjustment received in connection with any purchase agreement.

“Fair Market Value” means, as of any date of determination, the fair market value (with recovery time not to exceed a 12 month marketing period) as set forth in the most recent appraisal reasonably acceptable to Agent, upon which Agent is expressly entitled to rely, prepared by an appraiser reasonably acceptable to Agent.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness to be paid during such period (excluding mandatory prepayments pursuant to Section 2.4(e)), (c) all federal, state, and local income taxes accrued during such period, (d) monthly reductions in the US Fixed Asset Sub-Line Amount pursuant to clause (i) of the definition thereof during such period and monthly

Schedule 1.1 – Page 25

reductions in the German Fixed Asset Sub-Line Amount pursuant to clause (i) of the definition thereof during such period, (e) consolidated yield or discount accrued on the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or other transferees of (or of interests in) receivables of Parent and its Subsidiaries in connection with any ARS Facility Transaction (regardless of the accounting treatment of such ARS Facility Transaction), and (f) all Restricted Payments paid (whether in cash or other property, other than common Equity Interest) during such period.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period (to the extent such Capital Expenditures are not financed with proceeds of Indebtedness (other than Revolving Loans) or Equity Interests), to (b) Fixed Charges for such period.

“Floating Rate” means the US Base Rate; provided, that with respect to German Obligations, Floating Rate means the German Floating Rate.

“Floating Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the applicable Floating Rate.

“Floating Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Flow of Funds Agreement” means a notice of borrowing and letter of direction, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by Administrative Borrower to Agent.

“Foreign Cash Equivalents” means, in the case of any Loan Party (other than a US Loan Party), investments denominated in the currency of the jurisdiction in which such Loan Party is organized or in Dollars or Euros, in each case which are of substantially the same type as the items specified in the definition of Domestic Cash Equivalents.

“Foreign Lender” means any Lender or Participant that (i) in the case of a US Loan Party, is not a United States person within the meaning of IRC section 7701(a)(30), and (ii) in the case of a German Loan Party, is not resident in Germany.

“Foreign Lender Affiliate” means, with respect to an Applicable Lender to a Borrower Group, any Affiliate of such Lender (including, with respect to any Lender listed on Schedule C-1 that holds a US Revolver Commitment but does not hold a German Revolver Commitment, the Lender listed immediately below such Lender on Schedule C-1)) that is a Lender to the other Borrower Group.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.

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“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“German Borrower” has the meaning specified therefor in the preamble to this Agreement.

“German Borrower Group” means the German Borrower.

“German Borrowing Base” means, as of any date of determination, the Dollar Equivalent of:

(a) the lesser of (i) the product of 75% multiplied by the value (calculated at the lower of cost or market on a basis consistent with German Borrower’s historical accounting practices) of Eligible Landed Inventory of German Borrower at such time, and (ii) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with German Borrower’s historical accounting practices) of Eligible Landed Inventory of German Borrower (such determination may be made as to different categories of Eligible Landed Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(b) the German Fixed Asset Availability Amount at such time, minus

(c) the aggregate amount of the Bank Product Reserves applicable to German Loan Parties, German Insolvency Administrator Reserves, Inventory and Fixed Asset Reserves applicable to Inventory and Equipment of German Borrower and other Reserves, if any, established by Agent under Section 2.1(c) of the Agreement with respect to the German Borrowing Base;

provided, that Availability attributable to Eligible Landed Inventory of the German Borrower consisting of work-in-process shall not exceed $17,500,000 at any time and Availability attributable to all Eligible Landed Inventory of the German Borrower shall not exceed $40,000,000 at any time.

“German Collateral” has the meaning specified therefor in Section 15.12.

“German Corresponding Debt” has the meaning specified therefor in Section 5.20.

Schedule 1.1 – Page 27

“German Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within Germany that has been designated as such, in writing, by German Borrower Group to Agent).

“German Designated Accounts” means the two Deposit Accounts of the German Borrower Group identified on Schedule D-1 to the Agreement (or such other Deposit Account of the German Borrower Group maintained at German Designated Account Bank that has been designated as such, in writing, by German Borrower Group to Agent), one of which Deposit Accounts shall be for Borrowings by the German Borrower Group in Euros and one of which Deposit Accounts shall be for Borrowings by the German Borrower Group in Dollars.

“German Fixed Asset Availability Amount” means, as of any date of determination, an amount equal to the lesser of (a) the German Fixed Asset Sub-Line Amount, and (b) 85% of the Net Orderly Liquidation Value of all Eligible Equipment of German Borrower.

“German Fixed Asset Sub-Line Amount” means $7,166,350; provided, that the German Fixed Asset Sub-Line Amount shall be reduced (i) on the first day of each month (beginning on April 1, 2016) by an amount equal to $85,313.69 and, (ii) by the amount required pursuant to Section 2.4(f)(iii) in connection with each prepayment pursuant to Section 2.4(e)(vi) (it being understood that (a) the reductions required under clause (ii) are in addition to, and shall not affect or reduce, the reductions required by clause (i) and (b) any reduction in the German Fixed Asset Sub-Line Amount under clause (i) and, except as provided in Section 2.4(f)(iii), clause (ii) shall be permanent).

“German Floating Rate” means the sum of (a) the greater of (i) the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) as of 11:00 a.m. on the first calendar day in each month (or, if the first calendar day of such month is not a Business Day, on the last Business Day of the preceding month), for the applicable currency and for a 1 month period and (ii) zero, and (b) one percentage point.

“German Guarantor” means (a) Manitowoc Crane Group Holding Germany GmbH and (b) each other Person that guaranties all or a part of the Obligations of the German Borrower Group (other than a US Loan Party).

“German Guaranty” means the guaranty of German Obligations dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the German Guarantors to Agent.

“German Insolvency Administrator Reserves” means reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (Insolvenzordnung) (or relevant successor provision)) with respect to the Collateral or any Loan Party.

“German Insolvency Event” means:

(a) a German Relevant Entity is unable or admits its inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law,

Schedule 1.1 – Page 28

suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of over-indebtedness (Überschuldung) or actual insolvency proceedings initiated by a competent court upon the application of a German Relevant Entity;

(b) a moratorium is declared in respect of any Indebtedness of a German Relevant Entity; or

(c) (i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) has been filed based on Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung), or actions are taken pursuant to Section 21 German Insolvency Code (Insolvenzordnung) by a competent court, or any analogous procedure or step is taken in any jurisdiction;

provided, that this definition shall not apply to any insolvency petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of notice thereof to any German Relevant Entity becoming aware of the same.

“German Issuing Lender” means Wells Fargo or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become a German Issuing Lender for the purpose of issuing Letters of Credit for the account of the German Borrower Group.

“German Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit for the account of the German Borrower Group.

“German Loan Party” means the German Borrower or, any German Guarantor, or any Loan Party that is organized under the laws of Germany, and/or becomes party to a German Security Agreement.

“German Maximum Revolver Amount” means $75,000,000 decreased by the amount of reductions in the German Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

“German Obligations” means the Obligations of German Loan Parties, including any German Parallel Debt.

“German Parallel Debt” has the meaning specified therefor in Section 15.20.

“German Relevant Entity” means any German Loan Party or any Loan Party capable of becoming the subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).

Schedule 1.1 – Page 29

“German Revolver Commitment” means, with respect to each Revolving Lender, its German Revolver Commitment, and, with respect to all Revolving Lenders, their German Revolver Commitments, in each case as set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“German Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding German Revolving Loans, plus (b) the amount of the German Letter of Credit Usage.

“German Revolving Loans” has the meaning specified therefor in Section 2.1(b) of the Agreement.

“German Security Agreements” means each pledge agreement, security assignment agreement, security transfer agreement, land charge deed, security purpose agreement or other agreement entered into on or after the date of this Agreement by a German Loan Party in favor of Agent, and any other pledge agreement, security assignment agreement, security transfer agreement, land charge deed, security purpose agreement or other agreement entered into on or after the date of this Agreement by a German Loan Party granting a security interest in favor of Agent that is governed by the laws of Germany, in each case, in form and substance satisfactory to Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“German Swing Lender” means Wells Fargo.

“German Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“German Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the German Swing Loans on such date.

“Germany” means the Federal Republic of Germany.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person, and with respect to a limited liability company established under the laws of Germany (a GmbH), the articles of association, the shareholder list, an excerpt from the commercial register, and any other organizational agreement applicable to it.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantors” means US Guarantors and German Guarantors.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Lender or any of its Affiliates; provided, that if, at any time, a Lender ceases to be a Lender under the Agreement (prior to payment in full of the Obligations under this Agreement), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Immaterial Subsidiary” means each of MMG Holding Co., LLC, a Nevada limited liability company, The Manitowoc Company Foundation, a Michigan corporation, and the SPE.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, (h) any indebtedness under the ARS Facility, and (i) any obligation of such Person

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guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of or with respect to any obligation of, any Loan Party under any Loan Document; and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means (a) any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, each as now and hereafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including, without limitation, any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors, (b) with respect to a German Relevant Entity, a German Insolvency Event, or (c) any analogous insolvency proceedings under any applicable law or any appointment of a receiver or a similar officer for a Loan Party or any of a Loan Party’s assets.

“Insolvency Regulation” means the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each other Loan Party, each Subsidiary of Parent that is a creditor of a Loan Party and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each Non-Base Rate Loan, a period commencing on the date of the making of such Non-Base Rate Loan (or the continuation of a Non-Base Rate Loan or the conversion of a Floating Rate Loan to a Non-Base Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, that (a) interest shall accrue at the applicable

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rate based upon the Non-Base Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory and Fixed Asset Reserves” means, as of any date of determination, (a) Landlord Reserves, (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for potential warranty claims, slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory, Eligible Equipment, Eligible Real Property, the Maximum Revolver Amount or the German Maximum Revolver Amount (and Agent shall make itself available to discuss any such reserves with Administrative Borrower following the implementation thereof), and (c) with respect to Eligible In-Transit Inventory and Eligible Domestic In-Transit Inventory, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible In-Transit Inventory or Eligible Domestic In-Transit Inventory (as applicable), the Maximum Revolver Amount (i) for the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of such Eligible In-Transit Inventory or Eligible Domestic In-Transit Inventory (as applicable), plus (ii) for the estimated reclamation claims of unpaid sellers of such Eligible In-Transit Inventory or Eligible Domestic In-Transit Inventory (as applicable).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business and owing to such Person by another Person that is not its Affiliate), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

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“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of an Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means US Issuing Lender and/or German Issuing Lender, as the context requires.

“Landlord Reserve” means, as to each location at which a Loan Party has Inventory, Equipment or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months’ rent for which the landlord will have, under applicable law, a Lien in the Inventory or Equipment of such Loan Party to secure the payment of rent or other amounts under the lease relative to such location (it being understood that in Germany such reserves shall be for 24 months’ rent), or (b) 3 months’ rent under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include each Issuing Lender and each Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including each Issuing Lender and each Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP or other applicable “know your customer” or anti-money laundering searches related to Parent or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals,

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or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens on the Collateral, or the Lender Group’s relationship with Parent or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Revolving Loans or Revolver Commitments, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and such Lender’s and such Lender’s Affiliates’ officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) for the account of a Borrower Group issued by the Applicable Issuing Lender.

“Letter of Credit Collateralization” means with respect to any Letters of Credit for the account of a Borrower Group, (a) providing cash collateral in the Applicable Currency (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the applicable Letter of Credit Fees and all commissions, fees, charges and expenses provided for in the Agreement (including any fronting fees) will continue to accrue while the applicable Letters of Credit are outstanding) to be held by Agent for the benefit of the Applicable Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage for the account of such Borrower Group, (b) delivering to Agent documentation executed by all beneficiaries under such Letters of Credit, in form and substance reasonably satisfactory to Agent and the Applicable Issuing Lender, terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent in the Applicable Currency, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage for the account of such Borrower Group (it being understood that the applicable Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while such Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

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“Letter of Credit Disbursement” means, with respect to a Letter of Credit for the account of a Borrower Group, a payment made by the Applicable Issuing Lender pursuant to such Letter of Credit.

“Letter of Credit Exposure” means as of any date of determination, with respect to an Applicable Revolving Lender with a Commitment in respect of a Borrower Group or that has a participation interest in Letters of Credit for the account of a Borrower Group as set forth in Section 2.11 (a) prior to the termination of such Commitment in respect of such Borrower Group, the amount of such Lender’s Commitment in respect of such Borrower Group and (b) after the termination of such Commitment in respect of such Borrower Group, such Lender’s participation interest as set forth in Section 2.11 in the aggregate Letters of Credit for the account of such Borrower Group.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“Letter of Credit Indemnified Costs” means any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable documented fees and disbursements of attorneys or experts, and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of the indemnification set forth in Section 2.11 (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) in connection with any Letter of Credit.

“Letter of Credit Related Person” means each member of the Lender Group (including each of each Issuing Lender and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents.

“Letter of Credit Usage” means the US Letter of Credit Usage and/or the German Letter of Credit Usage, as the context requires.

“LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 Business Days prior to the commencement of the requested Interest Period for deposits in the Applicable Currency, for a term, and in an amount, comparable to the Interest Period and the amount of the Non-Base Rate Loan requested (whether as an initial Non-Base Rate Loan or as a continuation of a Non-Base Rate Loan or as a conversion of a Floating Rate Loan to a Non-Base Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the Non-Base Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of demonstrable error.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of

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any kind or nature whatsoever, including any conditional sale contract or other title-retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any Revolving Loan, (including any Swing Loan or Extraordinary Advance) made or to be made hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9.

“Loan Documents” means the Agreement, the Control Agreements, any Borrowing Base Certificate, the Fee Letter, the German Security Agreements, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the US Security Agreement, the US Guaranty, the German Guaranty, each US Copyright Security Agreement, each US Patent Security Agreement, each US Trademark Security Agreement, any guaranties executed by any Loan Party, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, the Notes Intercreditor Agreement, the ARS Facility Intercreditor Agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Parties” means the US Loan Parties and/or the German Loan Parties, as the context requires.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Loan Parties, taken as a whole, (b) a material impairment of Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Maturity Date” means March 3, 2021.

“Maximum ARS Amount” means $75,000,000.

“Maximum Revolver Amount” means $225,000,000, decreased by the amount of reductions in the US Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

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“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party has an obligation to contribute or has any liability, (including on behalf of an ERISA Affiliate) or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by any Loan Party of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of such Loan Party, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party, or the issuance by any Loan Party of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Loan Party, and are properly attributable to such transaction.

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“Net Orderly Liquidation Value” means, with respect to Eligible Equipment, as of any date of determination, the orderly liquidation value with respect thereto as set forth in the most recent appraisal acceptable to Agent, upon which Agent is expressly entitled to rely, prepared by an appraiser acceptable to Agent, net of operating expenses, liquidation expenses and commissions set forth in such appraisal; provided, that with respect to any particular item of Eligible Equipment, operating expenses, liquidation expenses and commissions will be such amount as reasonably determined by Agent.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.

“Non-Base Rate” means the LIBOR Rate.

“Non-Base Rate Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“Non-Base Rate Notice” means a written notice in the form of Exhibit N-1 to the Agreement.

“Non-Base Rate Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“Non-Base Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the applicable Non-Base Rate.

“Non-Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notes” means Parent’s $260.0 million aggregate principal amount of 12.75% Senior Secured Second Lien Notes due 2021 issued pursuant to the Notes Indenture.

“Notes Documents” means the Notes, the Notes Indenture, the Security Agreement (as defined in the Notes Indenture) and the other Security Documents (as defined in the Notes Indenture) and each additional material document executed in connection therewith or pursuant thereto.

“Notes Indenture” means that certain Indenture dated as of February 18, 2016 among Parent, as successor by merger to MTW Cranes Escrow Corp., as issuer, the guarantors from time to time party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

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“Notes Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date of this Agreement, between Agent and Wells Fargo Bank, National Association, as the collateral agent, and acknowledged and consented to by Parent and each other Loan Party, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Notes Obligations” means Indebtedness of the US Loan Parties under the Notes.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived by applicable regulations, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, or (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC.

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“Obligations” means, with respect to a Loan Party, (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to a Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of such Loan Party, fees (including the fees provided for in the Fee Letter) of such Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of such Loan Party, guaranties of such Loan Party, and all covenants and duties of any other kind and description owing by such Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that such Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by such Loan Party to an Issuing Lender now or hereafter arising from or in respect of any Letters of Credit issued pursuant to, or in connection with this Agreement or otherwise intended to be covered by this Agreement (including Existing Letters of Credit), and (c) all Bank Product Obligations of such Loan Party or any Subsidiary thereof; provided, that Obligations shall not include Excluded Swap Obligations. Without limiting the generality of the foregoing, (A) the Obligations under the Loan Documents with respect to a Borrower Group include the obligation of such Borrower Group to pay (i) the principal of the Revolving Loans for the account of such Borrower Group, (ii) interest accrued on the Revolving Loans for the account of such Borrower Group, (iii) the amount necessary to reimburse Applicable Issuing Lender for amounts paid or payable pursuant to Letters of Credit for the account of such Borrower Group, and (iv) Letter of Credit commissions, charges, expenses, and fees, in each case in respect of Letters of Credit for the account of such Borrower Group, and (B) the Obligations under the Loan Documents with respect to any Loan Party include the obligation of such Loan Party to pay (i) Lender Group Expenses of such Loan Party, (ii) fees payable by such Loan Party under the Agreement or any of the other Loan Documents, (iii) indemnities and other amounts payable by such Loan Party under any Loan Document (excluding Excluded Swap Obligations), and (iv) any guaranties by such Loan Party of all or any part of the Obligations of another Loan Party. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. Any reference in any of the Loan Documents to “Obligations” without a reference to a specific Loan Party shall mean the Obligations of all of the Loan Parties except as the context otherwise requires.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

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“Other Credit Facilities Reserve” means a reserve to be maintained against the Maximum Revolver Amount in an amount equal to $15,000,000 at all times until the Other Credit Facilities Reserve Release Date.

“Other Credit Facilities Reserve Release Date” means the date upon which Agent receives an irrevocable written notice from Administrative Borrower in form and substance satisfactory to Agent pursuant to which Administrative Borrower (a) directs Agent to permanently release the Other Credit Facilities Reserve against the Maximum Revolver Amount, and (b) certifies to Agent and Lenders that the aggregate outstanding amount of Indebtedness incurred as of such date under clause (b)(2) of the definition of “Permitted Indebtedness” in Section 4.03 of the Notes Indenture (other than the Indebtedness incurred under this Agreement) which reduces the amount of Indebtedness (as defined in the Notes Indenture) that may be incurred by Parent or its Subsidiaries under such clause (b)(2) of such definition of “Permitted Indebtedness” under the Notes Indenture does not exceed $22,500,000; provided, that the Other Credit Facilities Reserve Release Date may not occur unless Administrative Borrower notifies Agent not less than 5 Business Days and not more than 20 Business Days (or, in either case, such shorter or longer period to which Agent may agree in its sole discretion) prior to the delivery by Administrative Borrower to Agent of the notice described above of its intent to issue such a notice, and unless following such advance notice, Administrative Borrower delivers such information regarding the other outstanding Indebtedness of Parent and its Subsidiaries as may be requested by Agent.

“Other Taxes” has the meaning specified therefor in Section 16.1(a) of the Agreement.

“Overadvance” means, as of any date of determination, in the case of Revolver Usage for the account of a Borrower Group, that the Revolver Usage for the account of such Borrower Group is greater than any of the limitations set forth in Section 2.1 or Section 2.11 for such Borrower Group.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Payment Conditions” means, with respect to any proposed Investment, prepayment, dividend, distribution or other payment (each a “Proposed Payment”) each of the following conditions:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the making of the Proposed Payment;

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(b) either:

(i) (x) on the day of such Proposed Payment, and on average for the immediately preceding 30 calendar days prior the day of such Proposed Payment (A) US Aggregate Excess Availability has been greater than the sum of (1) the greater of 10% of the Aggregate Maximum Amount and $30,000,000 and (2) the amount of the Proposed Payment and (B) Aggregate Excess Availability has been greater than the sum of (1) the greater of 15% of the Aggregate Maximum Amount and $45,000,000 and (2) the amount of the Proposed Payment, (y) after giving effect to the Proposed Payment, (A) US Aggregate Excess Availability is greater than the greater of 10% of the Aggregate Maximum Amount and $30,000,000 and (B) Aggregate Excess Availability is greater than the greater of 15% of the Aggregate Maximum Amount and $45,000,000, and (z) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such Proposed Payment for which Agent has received financial statements of Borrowers pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated as if such Proposed Payment was made on the last day of such 12 month period and constitutes a Fixed Charge); provided, that for any such period ending on or prior to March 31, 2017, the Fixed Charge Coverage Ratio shall be calculated for the period commencing April 1, 2016 and ending on the last day of such period (it being understood that Payment Conditions may not be satisfied by virtue of this clause (b)(i) prior to the date on which Agent has received financial statements of Borrower pursuant to Schedule 5.1 for the period ending April 30, 2016), or

(ii) (x) on the day of such Proposed Payment, and on average for the immediately preceding 30 calendar days prior the day of such Proposed Payment, (A) US Aggregate Excess Availability has been greater than the sum of (1) the greater of 12.5% of the Aggregate Maximum Amount and $37,500,000 and (2) the amount of the Proposed Payment, and (B) Aggregate Excess Availability has been greater than the sum of (1) the greater of 17.5% of the Aggregate Maximum Amount and $52,500,000 and (2) the amount of the Proposed Payment, and (y) after giving effect to the Proposed Payment, (A) US Aggregate Excess Availability is greater than the greater of 12.5% of the Aggregate Maximum Amount and $37,500,000, and (B) Aggregate Excess Availability is greater than the greater of 17.5% of the Aggregate Maximum Amount and $52,500,000; and

(c) Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) have been satisfied after giving effect to the Proposed Payment.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or which any Loan Party has any liability (including on behalf of an ERISA Affiliate).

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“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permitted Acquisition” means any Acquisition by a Loan Party so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual (it being understood, for the avoidance of doubt, that a foreclosure sale or a sale of assets conducted in accordance with Section 363 of the Bankruptcy Code shall not be considered non-consensual for this purpose),

(b) no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party as a result of such Acquisition other than Permitted Liens,

(c) To the extent that the assets being acquired or the Person whose Equity Interests are being acquired had negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition, Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Administrative Borrower and Agent) calculated by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 for the most recently ended 12 month period immediately prior to the proposed date of consummation of such proposed Acquisition for which Agent has received financial statements, and (ii) are projected to be in compliance with the Fixed Charge Coverage Ratio covenant in Section 7 of the Agreement (regardless of whether a Covenant Testing Period is then in effect) for each of the 12 fiscal month periods ended during the one year after the proposed date of consummation of such proposed Acquisition,

(d) With respect to Permitted Acquisitions with a purchase price in excess of $10,000,000, Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

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(e) The Payment Conditions have been satisfied,

(f) the assets being acquired or the Person whose Equity Interests are being acquired did not have EBITDA of less than negative $5,000,000 during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g) Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(i) to the extent that such Acquisition is to be funded in any part with the proceeds of any Revolving Loans or with any cash of any Loan Party (or any Loan Party will otherwise incur or assume any Indebtedness in connection with such Acquisition), the Acquisition is by a US Loan Party or by German Borrower,

(j) if the Acquisition is by a US Loan Party, the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, and if the Acquisition is by German Borrower, it is an asset Acquisition and the tangible assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within Germany,

(k) the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement,

(l) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $125,000,000 in the aggregate; and

(m) With respect to Permitted Acquisitions with a purchase price in excess of $5,000,000, Agent shall have received, prior to the proposed Acquisition, a certificate signed by an officer of Administrative Borrower certifying compliance with the foregoing conditions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property (other than Eligible Real Property) not useful

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in the conduct of the business of Parent and its Subsidiaries (provided, that the aggregate fair market value of Eligible Equipment that may be permitted to be sold, abandoned or otherwise disposed of pursuant to this clause (a) shall not exceed $3,000,000 in any fiscal year),

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets (other than Eligible Equipment and Eligible Real Property) in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m) the making of Permitted Investments,

(n) [Reserved],

(o) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any US Loan Party to another US Loan Party, (ii) from any German Loan Party to another German Loan Party, and (iii) from any Subsidiary of any Borrower that is not a Loan Party to any other Subsidiary of any Borrower,

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(p) sales or dispositions of fixed assets (other than Eligible Real Property) not otherwise permitted in clauses (a) through (n) above so long as (i) no Default or Event of Default then exists or would be caused thereby, (ii) such sale or disposition is at arm’s length for fair market value and (iii) the aggregate fair market value of all fixed assets disposed of in any fiscal year (including the proposed disposition) would not exceed $5,000,000 (the “Disposition Cap”); provided, that if the actual aggregate fair market value of all assets disposed of in such fiscal year pursuant to this clause (p) is less than the Disposition Cap (such difference being the “Excess Amount”), 100% of such Excess Amount (the “Carry-Over Amount”) may be carried over to the next succeeding fiscal year (the “Succeeding Fiscal Year”); provided, further, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that fiscal year until the full amount of the Disposition Cap is expended in such fiscal year, and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year;

(q) sales and dispositions by a Subsidiary that is not a Loan Party so long as (i) such sales and dispositions are for fair market value in an arm’s length transaction and at least 75% of the consideration received is in the form of cash or Cash Equivalents and (ii) such sales and dispositions do not include Equity Interests of any Loan Party (or the Equity Interests of any Person that directly, or indirectly, owns any Equity Interests of a Loan Party),

(r) the sale of accounts receivable to the SPE in accordance with the ARS Facility Documents unless Agent has provided written notice to Administrative Borrower after the occurrence of an Event of Default directing Loan Parties to cease selling accounts receivable to the SPE, or

(s) the sale of fixed assets of Parent or its Subsidiaries (excluding any cranes (whether constituting Inventory or Equipment) or Eligible Real Property) pursuant to sale leaseback transactions under which Parent or such Subsidiary shall sell and concurrently lease such asset as a lessee so long as (i) no Default or Event of Default then exists or would be caused thereby, (ii) such sale or disposition is at arm’s length for fair market value and (iii) the aggregate fair market value of all fixed assets so disposed of in any fiscal year (including the proposed disposition) pursuant to such sale leaseback transactions does not exceed $15,000,000 in the aggregate during the term of this Agreement.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid

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bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) unsecured Indebtedness of Parent or any Subsidiary owing to sellers of assets or Equity Interests (including earnouts) that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate principal amount for all such Indebtedness does not exceed $10,000,000 at any time outstanding, (iii) the terms and conditions (including economic terms and the absence of covenants) are satisfactory to Agent, (iv) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (v) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (vi) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,

(g) Acquired Indebtedness in an amount not to exceed $10,000,000 outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “commercial cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l) unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness incurred in any fiscal year does not exceed $2,5000,000 and the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $10,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

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(m) contingent liabilities in respect of any indemnification obligation or adjustment of purchase price of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(n) Indebtedness composing Permitted Investments (including Permitted Intercompany Advances),

(o) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(q) Indebtedness under the ARS Facility Documents in an aggregate principal amount not to exceed $75,000,000;

(r) Indebtedness under the Notes in the aggregate principal amount of $260,000,000;

(s) Indebtedness of a Subsidiary of Parent that is not a Loan Party with respect to which no Loan Party is a guarantor or otherwise liable so long as such Indebtedness is either (i) Indebtedness incurred by such Subsidiary for working capital, Capital Expenditures or Permitted Intercompany Advances to a Loan Party or (ii) other Indebtedness so long as the aggregate Dollar Equivalent of all such other outstanding Indebtedness of Subsidiaries that are not Loan Parties under this clause (s)(ii) does not exceed $10,000,000 at any time;

(t) Indebtedness incurred in the ordinary course of business in relation to any time account pursuant to section 8 a of the German Old Age Part Time Act (Altersteilzeitgesetz) or any long-term time account agreement pursuant to section 7 b of book IV of the German Social Code (Sozialgesetzbuch);

(u) any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries in an aggregate outstanding amount not to exceed $25,000,000 at any one time.

“Permitted Intercompany Advances” means loans and other Investments made by:

(a) a Loan Party to another Loan Party (other than by a US Loan Party to a German Loan Party (except as provided in subsection (c) below));

(b) a Subsidiary of Parent that is not a Loan Party to Parent or any of its Subsidiaries so long as such Subsidiary is a party to the Intercompany Subordination Agreement if such loan or investment is to a Loan Party;

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(c) a US Loan Party to a German Loan Party consisting of (i) trade credit arising from the sale of inventory or rendition of services, in each case in the ordinary course of business (A) on terms no less favorable to such US Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate and (B) so long as the aggregate amount of such trade credit outstanding for more than 90 days does not exceed $2,500,000 at any time, and (ii) other loans and investments so long as Availability with respect to the German Borrower Group does not exceed $2,500,000 and the aggregate amount of all such loans and other Investments (by type, not by the borrower) does not exceed $2,500,000 (or such higher amount as Agent may agree to in its sole discretion) outstanding at any one time; provided, that notwithstanding the forgoing, a US Loan Party may make loans and other investments in a German Loan Party without limitation so long as (i) US ABL Excess Availability is at least equal to the sum of the amount of such loan or other investment and 15% of the Aggregate Maximum Amount at all times during the 30 day period ending on the date of such loan or other investment and (ii) after giving effect to such loan or other investment, US Aggregate Excess Availability is at least equal to 15% of the Aggregate Maximum Amount; and

(d) a Loan Party to a Subsidiary of Parent that is not a Loan Party consisting of (i) trade credit arising from the sale of inventory or rendition of services in each case in the ordinary course of business (A) on terms no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate and (B) so long as the aggregate amount of such trade credit outstanding for more than 180 days does not exceed $2,500,000 at any time, and (ii) other loans and investments so long as the aggregate amount of all such loans and other Investments (by type, not by the borrower) does not exceed $7,500,000 (or such higher amount as Agent may agree to in its sole discretion) outstanding at any one time; provided, that notwithstanding the forgoing, a Loan Party may make loans and other investments in a Subsidiary of Parent that is not a Loan Party without limitation so long as (i) US ABL Excess Availability is at least equal to the sum of the amount of such loan or other investment and 15% of the Aggregate Maximum Amount at all times during the 30 day period ending on the date of such loan or other investment and (ii) after giving effect to such loan or other investment, US ABL Excess Availability is at least equal to 15% of the Aggregate Maximum Amount.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

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(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) Permitted Acquisitions,

(k) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(l) equity Investments by any Loan Party in a Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(m) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(n) Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 25% of the total consideration received in connection with such Permitted Disposition,

(o) Investments by a Subsidiary of Parent that is not a Loan Party so long as the aggregate amount thereof does not exceed $25,000,000, and

(p) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $20,000,000 during the term of the Agreement.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

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(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business, including any Liens arising under customary general terms and conditions (Allgemeine Geschäftsbedingungen, or equivalent concepts in the relevant jurisdiction) of banks or financial institutions,

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(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens securing the Notes Obligations pursuant to the Notes Documents, so long as such Liens are subject to the Notes Intercreditor Agreement,

(s) Liens on the assets of the SPE securing the Indebtedness under the ARS Facility Documents,

(t) Liens assumed in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(u) Liens on the assets of any Subsidiary of Parent that is not a Loan Party securing the Indebtedness permitted under clause (s) of the definition of Permitted Indebtedness, and

(v) other Liens on the assets of Parent or its Subsidiaries which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $5,000,000.

“Permitted Other Credit Facilities Amount” means (x) from the Closing Date through and including the Other Credit Facilities Reserve Release Date, $37,500,000, and (y) following the Other Credit Facilities Reserve Release Date, $22,500,000.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $25,000,000.

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“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to an Applicable Lender’s obligation to make all or a portion of the Revolving Loans to a Borrower Group, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to such Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments of such Applicable Lender or such Revolving Loans, the percentage obtained by dividing (i) the Dollar Equivalent of the Revolving Loan Exposure of such Lender in respect of such Borrower Group by (ii) the Dollar Equivalent of the aggregate Revolving Loan Exposure of all Lenders in respect of such Borrower Group, and

(b) with respect to an Applicable Lender’s obligation to participate in Letters of Credit for the account of a Borrower Group, with respect to such Lender’s obligation to reimburse the Applicable Issuing Lender, with respect to such Lender’s right to receive payments of Letter of Credit Fees in respect of such Letters of Credit, and with respect to all other computations and other matters related to such Letters of Credit, the percentage obtained by dividing (i) the Dollar Equivalent of the Revolving Loan Exposure of such Lender in respect of such Borrower Group by (ii) the Dollar Equivalent of the aggregate Revolving Loan Exposure of all Lenders in respect of such Borrower Group; provided, that if all of the Revolving Loans for the account of such Borrower Group have been repaid in full and all Revolver Commitments of such Applicable Lender have been terminated, but Letters of Credit for the account of such Borrower Group remain outstanding, Pro Rata Share under this clause shall be determined by dividing (i) the Dollar Equivalent of the Letter of Credit Exposure of such Lender in respect of such Borrower Group by (ii) the Dollar Equivalent of the aggregate Letter of Credit Exposure of all Lenders in respect of such Borrower Group, and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the Dollar Equivalent of the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender in respect of both Borrower Groups by (ii) the aggregate Revolving Loan Exposure of all Lenders in respect of both Borrower Groups, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this

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clause shall be determined as if the Revolving Loan Exposures in respect of both Borrower Groups had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures in respect of both Borrower Groups as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.

“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by any Loan Party with a fair market value in excess of $1,000,000.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

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(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.17 of the Agreement.

“Required Lenders” means, at any time (a) prior to the termination of the US Revolver Commitments, Lenders having or holding more than 50% of the US Revolver Commitments and (b) on or after the termination of the US Revolver Commitments, Lenders having or holding more than 50% of the sum of the US Revolver Usage and the Dollar Equivalent of the German Revolver Usage; provided, that (i) the US Revolver Commitments, US Revolver Usage and German Revolver Usage of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (that are not Affiliates of one another).

“Reserves” means, as of any date of determination, those reserves (other than Bank Product Reserves, German Insolvency Administrator Reserves, Inventory and Fixed Asset Reserves and the Other Credit Facilities Reserve) that Agent deems necessary or appropriate, in its Permitted Discretion (and Agent shall make itself Available to discuss any such reserves with Administrative Borrower following the implementation thereof) and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that Parent or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts

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payable under such leases) and has failed to pay, (b) potential currency fluctuations, (c) customer deposits, and (d) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, employees (including under any Wisconsin wage lien law) or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the US Borrowing Base, German Borrowing Base, Maximum Revolver Amount or German Maximum Revolver Amount.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger, amalgamation or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in its capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in Euros, each of the following: (i) each date of a Borrowing of such Revolving Loan, (ii) each date of a continuation of such Revolving Loan pursuant to Section 2.12, and (iii) such additional dates as Agent shall determine or the Required Lenders shall require, (b) with respect to any Letter of Credit denominated in Euros, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Lender under such Letter of Credit, and (iv) such additional dates as Agent or an Issuing Lender shall determine or the Required Lenders shall require, and (c) with respect to any other Obligations denominated in Euros, each date as Agent shall determine unless otherwise prescribed in this Agreement or any other Loan Documents.

“Revolver Commitment” means the US Revolver Commitments and/or the German Revolver Commitments, as the context requires.

“Revolver Usage” means the US Revolver Usage and/or the German Revolver Usage, as the context requires.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means as of any date of determination, with respect to an Applicable Revolving Lender with a Commitment in respect of a Borrower Group or that has made Revolving Loans for the account of a Borrower Group (i) prior to the termination of such Commitment in respect of such Borrower Group, the amount of such Lender’s Commitment in respect of such Borrower Group and (ii) after the termination of such Commitment in respect of such Borrower Group, the aggregate outstanding principal amount of the Revolving Loans of such Lender for the account of such Borrower Group.

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“Revolving Loans” means a US Revolving Loan and/or a German Revolving Loan, as the context requires.

“Sale-Leaseback Transaction” means a sale-leaseback transaction entered into by Parent or its Subsidiaries in the ordinary course of business and on a basis consistent with past practice with one or more financial institutions as lessor pursuant to which Parent or its Subsidiaries sells crane products to such lessor for cash and such lessor subsequently leases back such crane products to Parent or its Subsidiaries.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC (including, but not limited to the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto), the European Union or any European Union member state.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC or on a list of the European Union or any European Union member state.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (b) the United States federal government, including those administered by OFAC, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements” means the US Security Agreement and the German Security Agreements.

“Senior Officer” means with respect to any Person a chief executive officer, president, chairman, chief financial officer, treasurer or controller (or other officer having duties and responsibilities similar to those typically attributed to an officer described above) of such Person.

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“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPE” means Manitowoc Funding, LLC, a Nevada limited liability company.

“Specified Cranes” means the cranes listed on Schedule S-1.

“Spot Rate” means, for a currency, the rate determined by Agent to be the rate quoted by Wells Fargo acting in such capacity as the spot rate for the purchase by Wells Fargo of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Wells Fargo acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for an Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity or, with respect to an entity organized under the laws of Germany, a subsidiary (Tochtergesellschaft) within the meaning of sections 271, 290 of the German Commercial Code (HGB).

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“Supermajority Lenders” means, at any time (a) prior to the termination of the US Revolver Commitments, Lenders having or holding more than 66 2/3% of the US Revolver Commitments and (b) on or after the termination of the US Revolver Commitments, Lenders having or holding more than 66 2/3% of the sum of the US Revolver Usage and the Dollar Equivalent of the German Revolver Usage; provided, that (i) the US Revolver Commitments, US Revolver Usage and German Revolver Usage of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (that are not Affiliates of one another).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section1a(47) of the Commodity Exchange Act.

“Swing Lender” means the US Swing Lender and/or the German Swing Lender, as the context requires.

“Swing Loan” means the US Swing Loans and/or the German Swing Loans, as the context requires.

“Swing Loan Exposure” means the US Swing Loan Exposure and/or the German Swing Loan Exposure, as the context requires.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) payment system which utilizes a single shared platform of which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” or “US” means the United States of America.

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“Unrestricted Notes Subsidiary” means, as of any date of determination, any Subsidiary that is an “Unrestricted Subsidiary” (as defined in the Notes Indenture as in effect on the date hereof) on such date.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“US ABL Excess Availability” means Availability with respect to the US Borrower Group.

“US Aggregate Excess Availability” means the sum of Availability with respect to the US Borrower Group and ARS US Availability.

“US Base Rate” means the greatest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBOR Rate for Dollar deposits (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“US Borrower” has the meaning specified therefor in the preamble to this Agreement.

“US Borrower Group” means, collectively, the US Borrowers, or any of them.

“US Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of (i) the product of 75% multiplied by the value (calculated at the lower of cost or market on a basis consistent with US Loan Parties’’ historical accounting practices) of Eligible Inventory of US Loan Parties at such time, and (ii) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with US Loan Parties’ historical accounting practices) of Eligible Inventory of US Loan Parties (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(b) the US Fixed Asset Availability Amount at such time, minus

(c) the aggregate amount of the Bank Product Reserves applicable to US Loan Parties, Inventory and Fixed Asset Reserves applicable to Inventory and Equipment of US Loan Parties and other Reserves, if any, established by Agent under Section 2.1(c) of the Agreement with respect to the US Borrowing Base;

provided, that Availability attributable to Eligible Inventory of US Loan Parties consisting of work-in-process shall not exceed $42,500,000 at any time, Availability attributable to Eligible

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Domestic In-Transit Inventory shall not exceed $2,000,000 at any time, and Availability attributable to Eligible In-Transit Inventory and Eligible Domestic In-Transit Inventory in the aggregate shall not exceed $10,000,000 at any time.

“US Copyright Security Agreement” has the meaning specified therefor in the US Guaranty and Security Agreement.

“US Designated Account” means the Deposit Account of the US Borrower Group identified on Schedule D-2 to the Agreement (or such other Deposit Account of the US Borrower maintained at US Designated Account Bank that has been designated as such, in writing, by US Borrower Group to Agent).

“US Designated Account Bank” has the meaning specified therefor in Schedule D-2 to the Agreement (or such other bank that is located within the United State that has been designated as such, in writing, by US Borrower Group to Agent).

“US Fixed Asset Availability Amount” means, as of any date of determination, an amount equal to the lesser of (a) the Fixed Asset Sub-Line Amount, and (b) the sum of 85% of the Net Orderly Liquidation Value of all Eligible Equipment of US Loan Parties and 60% of the Fair Market Value of all Eligible Real Property of US Loan Parties.

“US Fixed Asset Sub-Line Amount” means $37,833,650; provided, that the Fixed Asset Sub-Line Amount shall be reduced (i) on the first day of each month (beginning on April 1, 2016) by an amount equal to $374,798.15 and, (ii) by the amount required pursuant to Section 2.4(f)(iii) in connection with each prepayment pursuant to Section 2.4(e)(vi) (it being understood that (a) the reductions required under clause (ii) are in addition to, and shall not affect or reduce, the reductions required by clause (i) and (b) any reduction in the Fixed Asset Sub-Line Amount under clause (i) and, except as provided in Section 2.4(f)(iii), clause (ii) shall be permanent).

“US Guarantor” means (a) each Subsidiary of Parent (other than a US Borrower or an Immaterial Subsidiary) organized under the laws of a state of the United States or the District of Columbia that is or becomes a guarantor of all or any part of the Obligations of the US Borrower Group, and (b) each other Person (other than a US Borrower) that guaranties all or a portion of the US Obligations (other than a Person organized under the laws of Germany that has guaranteed or is otherwise liable for all or any portion of the German Obligations).

“US Guaranty” means the guaranty of German Obligations dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the US Loan Parties to Agent.

“US Issuing Lender” means Wells Fargo or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become a US Issuing Lender for the purpose of issuing Letters of Credit for the account of the US Borrower Group (it being understood that as of the Closing Date, JPMorgan Chase Bank, N.A. is the US Issuing Lender in respect of the Existing Letters of Credit).

“US Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit for the account of the US Borrower Group.

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“US Loan Party” means any US Borrower or any US Guarantor.

“US Obligations” means the Obligations of US Loan Parties. Without limiting the foregoing, the US Obligations of a US Loan Party include the obligations of such US Loan Party under the US Guaranty.

“US Revolver Commitment” means, with respect to each Revolving Lender, its US Revolver Commitment, and, with respect to all Revolving Lenders, their US Revolver Commitments, in each case as set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“US Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding US Revolving Loans, plus (b) the amount of the US Letter of Credit Usage.

“US Revolving Loans” has the meaning specified therefor in Section 2.1(a).

“US Patent Security Agreement” has the meaning specified therefor in the US Security Agreement.

“US Security Agreement” means a Guaranty and Security Agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each US Loan Party to Agent.

“US Swing Lender” means Wells Fargo.

“US Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“US Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the US Swing Loans on such date.

“US Trademark Security Agreement” has the meaning specified therefor in the US Security Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Schedule 1.1 – Page 63

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Schedule 1.1 – Page 64

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) the Closing Date shall occur on or before March 4, 2016;

(b) Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c) Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral;

(d) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) a completed Borrowing Base Certificate;

(ii) the Fee Letter,

(iii) the Flow of Funds Agreement,

(iv) the US Security Agreement,

(v) the Intercompany Subordination Agreement,

(vi) the Mortgages (together with flood insurance certificates with respect to the Real Property Collateral subject thereto),

(vii) a Perfection Certificate,

(viii) the Copyright Security Agreements,

(ix) the US Patent Security Agreements,

(x) the US Trademark Security Agreements,

(xi) the German Security Agreements (other than the pledge agreement with respect to the Equity Interests of the German Borrower, which shall be received post-closing),

(xii) the US Guaranty and the German Guaranty; and

Schedule 3.1 – Page 1

(xiii) a letter, in form and substance satisfactory to Agent, from JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the credit facility described in clause (a) of the definition of Existing Credit Facility (“Existing Agent”) to Parent respecting the amount necessary to repay in full all of the obligations of Parent and its Subsidiaries owing under the credit facility described in clause (a) of the definition of Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Agent granted in connection with such Existing Credit Facility on the assets of Parent and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Agent of such Liens on the properties and assets of Parent and its Subsidiaries;

(e) Agent shall have received a certificate from the Secretary or, in the case of a German entity, the managing director (Geschäftsführer) of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors or, in the case of a German entity, such Loan Party’s shareholders, authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(f) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party or, in the case of a German entity, the managing director (Geschäftsführer) of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 10 days prior to the Closing Date) by the appropriate governmental official;

(g) Agent shall have received a certificate of status with respect to each US Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h) Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(j) [Reserved];

(k) Agent shall have received opinion of the Loan Parties’ United States and German counsel in form and substance satisfactory to Agent;

(l) Borrowers shall have Aggregate Excess Availability of at least $80,000,000 and US Aggregate Excess Availability of at least $60,000,000, in each case after

Schedule 3.1 – Page 2

giving effect to the initial extensions of credit under the Agreement and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under the Agreement or the other Loan Documents;

(m) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Parent’s and its Subsidiaries’ books and records and verification of Loan Parties’ representations and warranties to Lender Group, (ii) an inspection of each of the locations where Loan Parties’ Inventory is located, and (iii) a review of Parent’s and its Subsidiaries’ material agreements, in each case, the results of which shall be satisfactory to Agent;

(n) (i) Agent shall have completed (x) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (y) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to Agent, and (ii) each Lender shall have completed its “know-your customer” due diligence to the satisfaction of such Lender;

(o) Agent shall have received an appraisal of the Net Liquidation Percentage applicable to Loan Parties’ Inventory, an appraisal of Loan Parties’ Equipment to determine the Net Orderly Liquidation Value thereof and an appraisal of US Loan Parties’ Real Property to determine the Fair Market Value thereof, the results of which shall be satisfactory to Agent;

(p) Receipt by Agent of (i) pro forma historical financial statements reflecting the separation of the crane business and food service equipment business for fiscal year 2014 and for each of the nine month periods ending September 30, 2014 and September 30, 2015, in each case in form and substance satisfactory to Agent and Lenders, (ii) opening balance sheets for each of the crane business and food service equipment business, together with a reconciliation to the pre-separation balance sheet, (iii) five year projections with underlying assumptions (for each of the crane business and food service equipment business on a standalone basis and on a monthly basis for the first two years) for US Borrowers and their subsidiaries and (iv) such other financial information regarding Parent and its Subsidiaries as Agent shall reasonably request in each case, in form and substance satisfactory to Agent and Lenders;

(q) Receipt of title insurance policies, together with endorsements thereto and ALTA surveys certified to Agent, and Phase I reports, in each case with respect to Eligible Real Property of Borrowers, in form and substance satisfactory to Agent and the Lenders;

(r) The terms of the Corporate Separation Plan (including the resulting corporate structure) shall be satisfactory to Agent and Lenders and the transactions contemplated by the Corporate Separation Plan shall have been consummated, or shall be consummated concurrently with the initial funding hereunder, including without limitation the spinoff of the foodservice equipment business, the payment of a dividend by the foodservice equipment business to the Company of at least $1,250,000,000 and the issuance of the Notes and receipt by the Company of proceeds of the Notes of at least $250,000,000;

Schedule 3.1 – Page 3

(s) The terms of the Notes Documents shall be satisfactory to Agent and Lenders and the agent for such bond or note holders shall have executed and delivered an intercreditor agreement with Agent, in form and substance satisfactory to Agent and Lenders, and an intercreditor agreement with the ARS Agent, in form and substance satisfactory to ARS Agent;

(t) The ARS Facility Documents shall have been executed and delivered and shall be in form and substance satisfactory to Agent;

(u) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(w) Agent shall have received copies of each of the Notes Documents, the ARS Facility Documents and the Corporate Separation Documents, together with a certificate of the Secretary of Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof;

(x) Agent shall have received a solvency certificate, in form and substance satisfactory to it, certifying as to the solvency of the Loan Parties taken as a whole (and, in the case of each German Loan Party, a certification issued by the managing director (Geschäftsführer) of such German Loan Party with respect to the solvency of such German Loan Party individually);

(y) Parent and each of its Subsidiaries shall have received all governmental and third party approvals (including shareholder approvals, Hart-Scott-Rodino clearance and other consents) necessary or, in the reasonable opinion of Agent, advisable in connection with the Agreement or the transactions contemplated by the Loan Documents, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Credit Agreement or the transactions contemplated by the Loan Documents.

(z) Parent and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Parent or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(aa) all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.1 – Page 4

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                      between                      (“Assignor”) and                      (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States

certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 if required by the Credit Agreement, (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, AND JURY TRIAL WAIVER SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By
Name:
Title:

ACCEPTED THIS DAY OF

WELLS FARGO BANK, NATIONAL ASSOCIATION
a national banking association, as Agent

By
Name:
Title:

[THE MANITOWOC COMPANY, INC., a Wisconsin corporation, as Administrative Borrower]

By:
Name:
Title:][1]

[1]	If required pursuant to the Terms of the Credit Agreement

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	The Manitowoc Company, Inc., a Wisconsin corporation, Manitowoc Cranes, LLC, a Wisconsin limited liability company, Grove U.S. L.L.C., a Delaware limited liability company, and Manitowoc Crane Group Germany GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung)

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of March 3, 2016, by and among the Borrowers, the lenders party thereto as “Lenders”, Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers

3.	Date of Assignment Agreement:

4.	Amounts:

	(a)	Assigned Amount of US Revolver Commitment	$

	(b)	Assigned Amount of US Revolving Loans	$

	(c)	Assigned Amount of German Revolver Commitment	$

	(d)	Assigned Amount of German Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price		$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT B-1

FORM OF BORROWING BASE CERTIFICATE

FINAL

Summary Page Borrowing Base Certificate

Date
Name	The Manitowoc Company, Inc.

Inventory as of

The undersigned, The Manitowoc Company, Inc., Manitowoc Cranes, LLC, Grove U.S. L.L.C., and Manitowoc Crane Group Germany GmbH (“Borrowers”), pursuant to that certain Credit Agreement dated as of                      (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Borrower, the lenders signatory thereto from time to time and Wells Fargo Bank, N.A. as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Inventory

Inventory Balance Assigned to Wells Fargo Capital Finance

Less Ineligibles (detailed on page 3)

Eligible Inventory

Inventory Available before Sublimit(s)

Available Inventory after Sublimit(s)

Fixed Assets

Real Estate Assigned to Wells Fargo Capital Finance before Amortization

Real Estate Monthly Amoritization

Eligible Real Estate after Amortization	—

Real Estate Line Advance Rate	60%

Availability from Real Estate Line of Credit

NOLV of Equipment Assigned to Wells Fargo Capital Finance

Less: Ineligibles (Equipment Outside Germany)
Liened Items

Eligible NOLV of Equipment Assigned to Wells Fargo Capital Finance	—

Eligible Monthly Amortization	—

Eligible Equipment after Amortization

Equipment Line Advance Rate	85%

Availability from Equipment Line of Credit

Reserves

12% Gross German Eq. Liquidation Reserve

Total Reserves Calculated before the Credit Line	—

Availability from RE/Equip. Line of Credit	—

45,000,000.00

Total Real Estate/Equipment Availability	—

Fixed Asset Suppressed Availability	—

Total Collateral Availability	—

Suppressed Availability	—

Availability before Reserves Total Credit Line: 225,000,000.00	—

Reserves (Potential)

US/German Rent Reserves

German Rent Reserve (Leases – 24 Months)

German Inventory Liquidation Reserve (12%)

Wisconsin Wage Reserve

Customer Deposit Reserve

$40MM Inv Availability Sublimit (Germany)

Liened Chassis/De Lage Reserve

Other Reserve

Total Reserves Calculated after the Credit Line	—

Total Availability after Reserves before Loan Balance and LCs	—

2

Letter of Credit Balance As of: 1/31/16

Loan Ledger Balance As of: 1/0/00	—

Total Outstanding – Due to $15MM line reserve, total borrowings cannot exceed $210MM.	—

ABL Availability	—

ARS Availability	—

Total ARS and ABL Availability	—

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Authorized Signer

3

EXHIBIT B-2

FORM OF BANK PRODUCT PROVIDER LETTER AGREEMENT

[Letterhead of Specified Bank Products Provider]

[Date]

Wells Fargo Bank, N.A., as Agent

10 South Wacker Drive, 13th Floor

Chicago, Illinois 60606

Attention: Relationship Manager for The Manitowoc

             Company, Inc. - Cranes

Fax No.: (312) 332-0424

Reference is made to that certain Credit Agreement dated as of March 3, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among The Manitowoc Company, Inc., a Wisconsin corporation (“Parent”), Manitowoc Cranes, LLC, a Wisconsin limited liability company (“Cranes”), Grove U.S. L.L.C., a Delaware limited liability company (“Grove”; Parent, Cranes and Grove are collectively, the “US Borrowers” and individually, a “US Borrower”), and Manitowoc Crane Group Germany GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (“German Borrower”; US Borrowers and German Borrower are collectively, the “Borrowers” and individually, a “Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of                      by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party or Subsidiary].

1. Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1 through 15.20 and Section 17.5 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2. Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.4(b)(ii), 14.1, 15, and 17.5 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.

3. Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the liabilities and obligations (and mark-to-market exposure) of Borrower and the other Loan Parties in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Borrower and the other Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.

4. Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount). If Agent chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.

5. Bank Product Obligations. From and after the delivery to Agent of this agreement duly executed by Specified Bank Product Provider and the acknowledgement of this agreement by Agent and Administrative Borrower, the obligations and liabilities of Borrower and the other Loan Parties to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations of [US Loan Parties][German Loan Parties] (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its Affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6. Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Borrowers, shall be mailed, sent, or delivered to Administrative Borrower in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:

Attn:
Fax No.

7. Miscellaneous. This agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto (including any successor agent pursuant to Section 15.9 of the Credit Agreement); provided, that no Borrower may assign this agreement or any rights or duties hereunder without the other parties’ prior written consent and any prohibited assignment shall be absolutely void ab initio. Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8. Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE AND JURY TRIAL WAIVER SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[signature pages to follow]

Sincerely,

[SPECIFIED BANK PRODUCTS PROVIDER]

By:
Name:
Title:

Acknowledged, accepted, and agreed as of the date first written above:

THE MANITOWOC COMPANY, INC., as Administrative Borrower

By:
Name:
Title:

Acknowledged, accepted and agreed as of the date first written above:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Administrative Borrower’s letterhead]

To:	Wells Fargo Bank, National Association

10 South Wacker Drive, 13th Floor

Chicago, Illinois 60606

Attn: Relationship Manager for The Manitowoc

Company, Inc. - Cranes

Re:	Compliance Certificate dated ,

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 3, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among The Manitowoc Company, Inc., a Wisconsin corporation as parent, (“Parent”), Manitowoc Cranes, LLC a Wisconsin limited liability company (“Cranes”), Grove U.S. L.L.C., a Delaware limited liability company (“Grove”; Parent, Cranes and Grove are collectively, the “US Borrowers” and individually, a “US Borrower”), and Manitowoc Crane Group Germany GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (“German Borrower”; US Borrowers and German Borrower are collectively, the “Borrowers” and individually, a “Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”) and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Administrative Borrower hereby certifies as of the date hereof that:

1. The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries as of the date set forth therein.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. Except as set forth on Schedule 3 attached hereto, the representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5. Schedule 4 hereof contains a calculation of the Fixed Charge Coverage Ratio of Parent and its Subsidiaries for the applicable period to which the financial information attached as Schedule 1 hereto pertains. A Covenant Testing Period [was/was not] in effect as of the last day of such period. [The financial covenant in Section 7(a) of the Credit Agreement is not tested as of such date because a Covenant Testing Period was not in effect as of such date, but if such financial covenant were being tested, Parent and its Subsidiaries [would/would not] be in compliance with such covenant.] [The financial covenant in Section 7(a) of the Credit Agreement is tested as of such date, and Parent and its Subsidiaries [are/are not] in compliance with such financial covenant.]1

[1]	A calculation of the Fixed Charge Coverage Ratio is to be included on Schedule 4, regardless of whether a Covenant Testing Period is in effect. Insert third sentence if a Covenant Testing Period is not in effect, fourth sentence if a Covenant Testing Period is in effect.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of             ,         .

THE MANITOWOC COMPANY, INC.,
a Wisconsin corporation, as Administrative Borrower

By:
Name:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

Fixed Charge Coverage Ratio.

Parent and its Subsidiaries’ Fixed Charge Coverage Ratio, measured on a month-end basis, for the 12 month period ending              , 20    , is     :1.0, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7(a) of the Credit Agreement for the corresponding period.

EXHIBIT N-1

FORM OF NON-BASE RATE NOTICE

Wells Fargo Bank, N.A., as Agent

under the below referenced Credit Agreement

10 South Wacker Drive, 13th Floor

Chicago, Illinois 60606

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of March 3, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among The Manitowoc Company, Inc., a Wisconsin corporation (“Parent”), Manitowoc Cranes, LLC, a Wisconsin limited liability company (“Cranes”), Grove U.S. L.L.C., a Delaware limited liability company (“Grove”; Parent, Cranes and Grove are collectively, the “US Borrowers” and individually, a “US Borrower”), and Manitowoc Crane Group Germany GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (“German Borrower”; US Borrowers and German Borrower are collectively, the “Borrowers” and individually, a “Borrower”), the lenders party thereto as “Lenders”, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This Non-Base Rate Notice represents [US Borrowers’/German Borrower’s] request to elect the Non-Base Rate Option with respect to outstanding [US Revolving Loans]/[German Revolving Loans] in [Euros][Dollars]] in the amount of $         (the “Non-Base Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The Non-Base Rate Advance will have an Interest Period of [1, 2, 3, or 6] month(s) commencing on                     .

This Non-Base Rate Notice further confirms Borrowers’ acceptance, for purposes of determining the rate of interest based on the Non-Base Rate under the Credit Agreement, of the Non-Base Rate as determined pursuant to the Credit Agreement.

Administrative Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of Parent and its Subsidiaries contained in this Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to

Wells Fargo Bank, N.A., as Agent

any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date)), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Wells Fargo Bank, N.A., as Agent

Dated:

THE MANITOWOC COMPANY, INC., a
Wisconsin corporation, as Administrative Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By
Name:
Title:

EXHIBIT P-1

FORM OF PERFECTION CERTIFICATE

Reference is hereby made to (a) that certain Credit Agreement dated as of March 3, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among THE MANITOWOC COMPANY, INC., a Wisconsin corporation (“Parent”), MANITOWOC CRANES, LLC, a Wisconsin limited liability company (“Cranes”), GROVE U.S. L.L.C., a Delaware limited liability company (“Grove”), Manitowoc Crane Group Germany GmbH (“Cranes Germany”; Parent, Cranes, Grove and Cranes Germany are collectively “Borrowers” and individually, a “Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”) and (b) that certain Guaranty and Security Agreement dated as of 3, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among Parent and certain of Parent’s Subsidiaries, each as “Grantor”, and Agent.

All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and include Parent and its US and German Subsidiaries and “Code” shall mean the “Code” as that term is defined in the Guaranty and Security Agreement.

The undersigned, the                      of Parent, hereby certifies (in my capacity as                      and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of March 3, 2016:

1. Names.

(a) The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states listed on Schedule 1(a).

(b) Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2. Chief Executive Offices and Other Collateral Locations. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto, and except as otherwise listed, such chief executive office has not been located at any other address during the past five (5) years. Schedule 2 hereto sets forth all of the locations where each Loan Party maintains (or within the past four months has maintained) any equipment, inventory or other tangible personal property.

3. Real Property.

(a) Attached hereto as Schedule 3(a) is a list of all (i) Real Property (as defined in the Guaranty and Security Agreement) of each Loan Party, (ii) filing offices for any mortgages encumbering the Real Property or to encumber, the Real Property as of the Closing Date, (iii) common names, addresses and uses of each parcel of Real Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents.

(b) Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state). Schedule 3(b) also identifies whether such third party is a consignee, processor, warehouseman, freight forwarder/customs broker or other type of bailee.

(c) Schedule 3(c) sets forth a description of each arrangement pursuant to which Collateral of third parties is consigned to, otherwise in the possession of, a Loan Party.

4. Extraordinary Transactions. Schedule 4 attached hereto describes any acquisitions by a Loan Party of the businesses or assets of a Person outside the ordinary course of business in the past five years. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind, or was not originated in the past five years.

5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of certified file search reports from (a) the Uniform Commercial Code filing offices (i) in each jurisdiction of formation identified in Section 1(a) and in each location identified Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule 1(c) or Schedule 4 with respect to each legal name of the person or entity from which each Loan Party purchased or otherwise acquired any assets and (b) each filing office in each real estate recording office identified on Schedule 3(a) for any Real Property Collateral.1 A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to Agent.

6. UCC Filings. The financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Guaranty and Security Agreement or the Real Property, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral (as defined in the Guaranty and Security Agreement) granted, assigned or pledged to Agent pursuant to the Guaranty and Security Agreement or any other Loan Document. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted, assigned or pledged to Agent pursuant to the Loan Documents.

8. Termination Statements. Attached hereto as Schedule 8 are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8 hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 9(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 9(b) is a true and correct organizational chart of Borrower and its Subsidiaries.

10. Instruments and Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party having an aggregate value or face amount in excess of $250,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.

[1]	Please note that the list of real estate locations that need to be searched shall be determined after Schedule 3(a) is provided.

11. Intellectual Property.

(a) Schedule 11(a) provides a complete and correct list of all registered Copyrights (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 11(a) provides a complete and correct list of all Patents (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 11(a) provides a complete and correct list of all registered Trademarks (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.

(b) Schedule 11(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Guaranty and Security Agreement) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;

(c) Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office (as applicable) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, United Patents, United States Copyrights and Intellectual Property Licenses set forth on Schedule 11(a) and Schedule 11(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all commercial tort claims that exceed $250,000 held by each Loan Party, including a brief description thereof.

13. Deposit Accounts and Securities Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts and Securities Accounts (each as defined in the Guaranty and Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of $250,000.

15. Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes ☐ No ☐

Vessels, boats or ships:	Yes ☐ No ☐

Railroad rolling stock:	Yes ☐ No ☐

Motor Vehicles or similar titled collateral.	Yes ☐ No ☐

If the answer is yes to any of these other types of assets, please describe on Schedule 15.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of             , 2015.

By
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[2]	Federal Taxpayer Identification Number	Jurisdiction of Formation

[2]	If none, so state.

Schedule 1(b)

Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2

Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Other Collateral Locations

Loan Party/Subsidiary	Address	County	State

Schedule 3(a)

Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improvements Located on Real Property	Legal Description	Encumbered or to be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/Right of First Refusal
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[SEE EXHIBIT A-[ ] ATTACHED HERETO]	[YES/NO]	[ ]	[YES/NO]

Schedule 3(a)

Real Property (cont.)

Required Consents; Loan Party Held Landlord/ Grantor Interests

I. Landlord’s / Tenant’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / TENANT’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Grantor’s Interest

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 3(b)

Bailees

Consignee

Processor

Warehouseman

Freight Forwarder/Customs Broker

Other

Schedule 3(c)

Arrangements Under Which a Loan Party is a Consignee or Bailee

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5

Certified File Search Reports

Loan Party/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Schedule 6

Copy of Financing Statements To Be Filed

See attached.

Schedule 7

Filings/Filing Offices

Type of Filing[3]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

[3]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 8

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9(a)

(a) Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Schedule 9(b)

Organizational Chart

Schedule 10

Instruments and Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

Schedule 11(a)

Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Schedule 11(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Intellectual Property Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Schedule 11(c)

Intellectual Property Filings

Schedule 12

Commercial Tort Claims

Schedule 13

Deposit Accounts and Securities Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Schedule 14

Letter of Credit Rights

Schedule 15

Other Assets